    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 1, 1996
                                                     REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                         PEERLESS SYSTEMS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        CALIFORNIA                           5008                   95-3732595
(STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
     OF INCORPORATION                    CLASSIFICATION           IDENTIFICATION
     OR ORGANIZATION)                     CODE NUMBER)                NUMBER)

                               ---------------

                             2381 ROSECRANS AVENUE
                             EL SEGUNDO, CA 90245
                                (310) 536-0908
             (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                              EDWARD A. GAVALDON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             2381 ROSECRANS AVENUE
                             EL SEGUNDO, CA 90245
                                (310) 536-0908
          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ---------------

                                  COPIES TO:
       GREGORY C. SMITH, ESQ.                  LAIRD H. SIMONS, III, ESQ.
        BRETT D. WHITE, ESQ.                   EILEEN DUFFY ROBINETT, ESQ.
       COOLEY GODWARD CASTRO                     JEFFERY L. DONOVAN, ESQ.
         HUDDLESON & TATUM                         FENWICK & WEST LLP
       FIVE PALO ALTO SQUARE                      TWO PALO ALTO SQUARE
        3000 EL CAMINO REAL                        PALO ALTO, CA 94306
      PALO ALTO, CA 94306-2155                       (415) 494-0600
           (415) 843-5000
                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
               -----
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [_]
                                                                         -----
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------

                        CALCULATION OF REGISTRATION FEE

- ------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------
                                       PROPOSED MAXIMUM PROPOSED MAXIMUM
  TITLE OF SECURITIES    AMOUNT  TO BE  OFFERING PRICE      AGGREGATE        AMOUNT OF
    TO BE REGISTERED      REGISTERED     PER SHARE(1)   OFFERING PRICE(1) REGISTRATION FEE
- ------------------------------------------------------------------------------------------
Common Stock, $.001 par
 value.................    4,312,500        $13.00         $56,062,500        $19,333
- ------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------

(1) Includes 562,500 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.
(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION
8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, DATED AUGUST 1, 1996

PROSPECTUS

                                3,750,000 SHARES
                                      LOGO

                                  COMMON STOCK

  Of the 3,750,000 shares of Common Stock offered hereby, 2,500,000 shares are being sold by the Company and 1,250,000 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholders. See "Principal and Selling Stockholders."

  Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application has been made for quotation of the Company's Common Stock on the Nasdaq National Market under the symbol PRLS.

                                   --------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 5.

                                   --------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  COMMISSION OR  ANY STATE SECURITIES COMMISSION PASSED UPON THE  ACCURACY OR
   ADEQUACY  OF THIS  PROSPECTUS. ANY  REPRESENTATION TO THE  CONTRARY IS  A
    CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           PRICE TO UNDERWRITING PROCEEDS TO PROCEEDS TO SELLING
                            PUBLIC  DISCOUNT (1) COMPANY (2)    STOCKHOLDERS
- --------------------------------------------------------------------------------
Per Share................    $          $           $               $
- --------------------------------------------------------------------------------
Total(3).................   $          $            $               $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.
(2) Before deducting expenses payable by the Company estimated at $850,000.
(3) Certain Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an additional 562,500 shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Selling
    Stockholders will be $          , $              and $           ,
    respectively.

                                   --------
  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for the shares will be available
for delivery on or about      , 1996 at the office of the agent of Hambrecht &
Quist LLC in New York, New York.

HAMBRECHT & QUIST

                       PRUDENTIAL SECURITIES INCORPORATED

                                                     WESSELS, ARNOLD & HENDERSON

     , 1996

[Description: The image will depict the layered structure of Peerless' embedded imaging system, with ASICs and electronics at the bottom hardware layer, on top of which resides the imaging operating system and upon which resides imaging applications such as networking, multifunction and color (with an indication that the latter is under development). The image will also depict the networking, multifunction and color digital document product sectors addressed by the Company's embedded imaging solution.]

Peerless' products provide a complete, standardized embedded imaging system for a variety of digital document products in the office environment. The emergence of multifunction products, which offer a combination of print, copy, fax and scan functions, has eroded the boundaries between these previously distinct digital document product market sectors and created a need for a common embedded imaging system solution. The Company's solution consists of the real-time 32-bit PeerlessPage Imaging Operating System, which is supported by Company-designed imaging co-processors and electronics and which can be customized by applications modules that provide networking support, multifunction features and page description languages. The Company is shipping solutions for networked monochrome printers and multifunction products and is developing solutions for color printers.

[Description: The image will depict an electronic document displayed on a computer screen, identifying the photographic, text and line art elements within the document. These elements will be represented in a display list, operated on by the PeerlessPage Imaging Operating System and a Peerless QuickPrint co-processor. In the final stage, the printed document will emerge from a printer.]

Peerless has developed a proprietary approach to the embedded imaging task. Rather than recognizing a page image as a collection of pixels, the Peerless object-based image processing technology recognizes basic imaging elements in the document, differentiating between text, line art and photographs, much as the human eye does. Peerless' software then creates a display list of image objects as an intermediate representation of the document to be printed. This display list is a more concise means of representing the imaging information of the document, enabling complex imaging data to be processed more quickly and with less memory, typically without resorting to compression techniques that degrade the image. For high-performance applications, the display list can be processed in real-time with assistance from a Peerless-designed graphics co-processor embedded in the digital document product. Because Peerless technology can enable the page image to be processed in real-time, concurrent with the transmission of the document print file, memory requirements can be reduced and performance can be enhanced. The Company was recently issued two patents covering certain aspects of its object-based image processing approach.

Customer Benefits:

 . Higher quality output

 . Reduced memory and processor requirements

 . Faster document production

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  The Peerless logo is a trademark of the Company. The Company has applied for registration of the PeerlessPage, PeerlessPrint, PSIO, QuickPrint and WinEXPRESS trademarks. This Prospectus also includes trade names and trademarks of companies other than the Company.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

  Peerless Systems Corporation ("Peerless" or the "Company") is a leading provider of software-based embedded imaging systems to original equipment manufacturers ("OEMs") of digital document products. Digital document products include printers, copiers, fax machines, scanners and emerging color products, as well as multifunction products ("MFPs") that perform a combination of these imaging functions. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an embedded imaging system. The Peerless family of products and engineering services provides advanced embedded imaging technologies that enable the Company's OEM customers to develop digital printers, copiers and MFPs quickly and cost effectively. The Company markets its solutions directly to customers such as Adobe, Canon, Digital Equipment Corporation, IBM and Xerox.

  To date, the majority of embedded imaging systems have been designed internally by OEMs. However, rapid changes in technology and end-user requirements have created increased challenges for OEMs, particularly in the area of embedded imaging systems. These changes include increased technical complexity, the increased role of networking, the emergence of MFPs and the demand for color imaging. As a result, OEMs increasingly are relying on outside embedded imaging systems suppliers to provide their embedded imaging system solutions.

  The Company's embedded imaging system solution is based on its proprietary object-based image processing technology that enables its OEMs to increase print quality and speed while reducing cost. The Company has designed its real-time, 32-bit PeerlessPage Imaging Operating System and supporting technology to accelerate image processing and to enhance resolution. The multitasking operating system also enables the Company to manage concurrent processing of digital document product tasks for the MFP marketplace. The Company also has designed its embedded imaging technology with a modular architecture that addresses a broad spectrum of digital document product technologies and that may be tailored to individual OEM requirements. Peerless offers its OEMs the flexibility to add functionality, such as networking support, languages or multifunction features and, in the future, color, to their digital document products as their needs dictate. Peerless' scalable technology enables the Company to serve both the low-cost and high-performance sectors of the market. Peerless also offers engineering services to allow OEMs to outsource the development of the entire embedded imaging system for a digital document product. As a result, the Company provides OEMs with the ability to offer a broadened array of digital document products, further leveraging their core investment in the Company's imaging solution.

   The Company's goal is to establish certain basic components of its embedded imaging system solution, notably its imaging operating system and its Peerless Standard Input/Output-interface, as de facto standards for the digital document product industry. The Company believes it can achieve reduced costs for its OEM customers through multivendor acceptance of its standardized solutions.

  The Company was incorporated in California on April 28, 1982, and will reincorporate in Delaware prior to the closing of this offering. The Company's principal offices are located at 2381 Rosecrans Avenue, El Segundo, California 90245, and the Company's telephone number is (310) 536-0908.

                                 THE OFFERING

Common Stock offered by the Company.............  2,500,000 shares
Common Stock offered by the Selling
 Stockholders...................................  1,250,000 shares
Common Stock to be outstanding after the
 offering....................................... 10,202,618 shares (1)
Use of proceeds................................. Repayment of indebtedness and equipment lease lines, working
                                                 capital and other general corporate
                                                 purposes
Proposed Nasdaq National Market symbol.......... PRLS

                         SUMMARY FINANCIAL INFORMATION
                     (in thousands, except per share data)

                                                                      THREE MONTHS ENDED
                                                                      -------------------
                                YEARS ENDED DECEMBER 31,
                         -------------------------------------------  MARCH 31, APRIL 30,
                          1991     1992     1993     1994     1995    1995 (2)  1996 (2)
                         -------  -------  -------  -------  -------  --------- ---------
STATEMENT OF OPERATIONS
 DATA:
 Total revenues......... $ 4,988  $ 4,934  $ 5,241  $ 9,336  $10,413   $2,370    $3,331
 Cost of revenues.......   2,175    3,351    5,436    5,675    5,254    1,190     1,648
 Operating expenses.....   3,938    5,327    4,470    4,645    5,523    1,299     1,519
 Income (loss) from
  operations............  (1,125)  (3,744)  (4,665)    (984)    (364)    (119)      164
 Net income (loss)...... $(1,163) $(3,851) $(4,824) $(1,226) $  (639)  $ (168)   $   75
 Pro forma net income
  (loss) per
  share (3).............                                     $ (0.08)            $ 0.02
 Shares used in pro
  forma per share
  calculation (3).......                                       7,090              7,762

                                                               APRIL 30, 1996
                                                  -----------------------------------------
                                                                             PRO FORMA
                                                  ACTUAL   PRO FORMA (4) AS ADJUSTED (4)(5)
                                                  -------  ------------- ------------------
BALANCE SHEET DATA:
 Cash and cash equivalents....................... $   627     $   627         $26,699
 Working capital (deficit).......................  (2,452)     (2,452)         24,359
 Total assets....................................   4,533       4,533          30,605
 Long-term obligations...........................   4,576       1,506           1,259
 Redeemable Preferred Stock......................   5,938         --              --
 Total stockholders' equity (deficit)............ (11,798)     (2,790)         24,268

- --------------------
(1) Based on shares outstanding on July 31, 1996. Excludes (i) 1,488,291 shares of Common Stock issuable upon exercise of options outstanding as of July 31, 1996 at a weighted average exercise price of $2.26 per share and (ii) 1,138,855 additional shares of Common Stock presently reserved for future issuance under the Company's stock option and purchase plans. See "Management--Employee Benefit Plans" and Note 9 of Notes to Financial Statements.
(2) The Company changed its fiscal year-end to January 31 commencing February 1, 1996. No data is provided for the month ended January 31, 1996.
(3) See Note 1 of Notes to Financial Statements for a description of the computation of the pro forma net income (loss) per share and the number of shares used in the pro forma per share calculation.
(4) As adjusted to give effect to the conversion of all outstanding Preferred Stock and Debentures into Common Stock, the exercise of all outstanding warrants to purchase Common Stock on a cashless basis and the change in par value of the Company's capital stock.
(5) As adjusted to give effect to the exercise of options to purchase 14,452 shares of Common Stock to be sold in the offering by the Selling Stockholders and the sale of the 2,500,000 shares of Common Stock offered by the Company hereby after deducting the estimated underwriting discount and offering expenses and the application of the net proceeds therefrom. See "Use of Proceeds."
  Unless otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and assumes (i) the occurrence of a two-for-three reverse stock split, (ii) the reincorporation of the Company into Delaware, (iii) an increase in the authorized number of shares of Common Stock to 30,000,000 and a decrease in the authorized number of shares of Preferred Stock to 5,000,000, (iv) the conversion of all outstanding Preferred Stock into Common Stock at approximately a one-for-one ratio, (v) the exercise of warrants to purchase 1,133,351 shares of Common Stock at a weighted average exercise price of $1.46 per share on a cashless basis at an assumed initial public offering price of $12.00 per share, resulting in the issuance of 955,671 shares of Common Stock (vi) the conversion of all outstanding Debentures into 1,169,522 shares of Common Stock and (vii) the exercise of options to purchase 14,452 Shares of Common Stock at a weighted average exercise price of $0.53 per share.

                                 RISK FACTORS

  The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the Common Stock offered hereby. Except for the historical information contained herein, the discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as those discussed elsewhere in this Prospectus.

  History of Operating Losses; Accumulated Deficit. The Company recognized net losses of approximately $1.2 million and $639,000 for the fiscal years ended December 31, 1994 and 1995, respectively. The Company's historical losses have resulted in an accumulated deficit of approximately $13.2 million as of April 30, 1996. Although the Company reported a net profit of approximately $75,000 for the three months ended April 30, 1996, there can be no assurance that the Company will maintain profitability on a quarterly basis or achieve profitability on an annual basis in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Potential Fluctuations in Quarterly Results; Seasonality; Revenue Reporting. The Company in the past has experienced, and in the future may experience, significant fluctuations in quarterly operating results that have been and may be caused by many factors including: initiation or termination of arrangements between the Company and its existing and potential OEM customers; the timing of introductions of new products or product enhancements by the Company, its OEMs and their competitors; the phase-out or early termination of OEM products incorporating the Company's technology; the size and timing of engineering services contracts, one-time software licensing transactions and recurring licensing fees; the size and timing of and fluctuations in end-user demand for the OEM products incorporating the Company's technology; inventories of digital document products carried by the OEMs' distributors that exceeds current or projected end-user demand; performance by the Company and its OEM customers pursuant to their plans and agreements; seasonal trends; the mix of services provided or products sold and the gross margins attributable to such services or products; competition and pricing; customer order deferrals in anticipation of new products or product enhancements; industry and technology developments; changes in the Company's operating expenses; software bugs, product delays or other product quality problems; currency fluctuations; and general economic conditions. For example, in recent quarters the Company's quarterly revenues have been significantly affected by the timing of one-time licensing transactions and by decreases in recurring product licensing revenues resulting from the phase-out by the Company's OEMs of products incorporating the Company's technology. The Company expects that its operating results will continue to fluctuate significantly in the future as a result of these and other factors. A substantial portion of the Company's costs and expenses is related to costs of engineering services and maintenance, other personnel costs, product development, facilities and marketing programs. The level of spending for such costs and expenses cannot be adjusted quickly and is based, in significant part, on the Company's expectations of future revenues and anticipated OEM commitments. If such commitments do not materialize or are terminated or, in any event, if revenues are below expectations, the Company's quarterly and annual operating results will be adversely affected, which could have a material adverse effect on the price of the Company's Common Stock. For these and other reasons, it is likely that in future quarters the Company's operating results from time to time may be below the expectations of public market analysts and investors, which also could have a material adverse effect on the price of the Company's Common Stock.

  The Company believes that its business may be subject to seasonal trends. In the digital document product industry, it is not unusual for vendors to experience an increase in demand in the fourth calendar quarter followed by a significant decrease in the following quarter. As a result, the Company's product licensing revenues associated with unit shipments by its OEMs may be subject to similar fluctuations. No assurance can be given as to the probability that the Company's OEMs will experience such fluctuations or as to the effect of such fluctuations, if any, on the Company's revenues. In addition, because one or more key OEM transactions, milestones or OEM product shipments that are scheduled to be realized by the Company or its OEMs at the end of a quarter may be delayed until the beginning of the next quarter, quarterly revenues are subject to significant fluctuations.

  The recurring product licensing revenues reported by the Company are dependent on the timing and accuracy of product sales reports received from the Company's OEM customers. These reports are provided only on a calendar quarter basis and, in any event, are subject to delay and potential revision by the OEM. Therefore, the Company is required to estimate all of the recurring product licensing revenues for the last month of each quarter and to further estimate all of its quarterly revenues from an OEM when the report from such OEM is not received in a timely manner. As a result, the Company may be unable to estimate such revenues accurately prior to public announcement of the Company's quarterly results. In such event, the Company subsequently may be required to restate its recognized revenues or adjust revenues for subsequent periods, which could have a material adverse effect on the Company's operating results and the price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Dependence on Market Success of Third Parties. Substantially all of the Company's customers are OEMs. The Company's revenues are dependent upon, among other things, the ability and willingness of these OEMs to timely develop and promote digital document products that incorporate the Company's technology. The ability and willingness of these OEMs to do so is based upon a number of factors, such as: the timely development by the Company and the OEMs of new products with new functionality, increased speed and enhanced performance at acceptable prices to end users; development costs of the OEMs; licensing and engineering fees of the Company; compatibility with emerging industry standards; technological advances; patent and other intellectual property issues; competition generally; and overall economic conditions. Many of these factors are beyond the control of the Company and, to a lesser extent, also may be beyond the control of any of the OEMs. Many of these OEMs are concurrently developing and promoting products that do not incorporate the Company's technology. In such cases, the OEMs may have profitability or other incentives to promote internal solutions or competing products in lieu of products incorporating the Company's technology. No assurance can be given as to the ability or willingness of the Company's OEMs to continue developing, marketing and selling products incorporating the Company's technology. Since the Company's business is entirely dependent on its relationships with its OEMs, the inability or unwillingness of any of the Company's significant OEMs to continue its relationship with the Company and to develop and promote products incorporating the Company's technology would have a material adverse effect on the Company's operating results.

  Concentration of OEM Customers. Revenues from the Company's four largest OEM customers accounted for approximately 74% and 67% of the Company's total revenues for the year ended December 31, 1995 and the three months ended April 30, 1996, respectively, and the Company anticipates that its revenues in the future will be similarly concentrated with a limited number of OEM customers. The Company's largest OEM customers vary to some extent from year to year as product cycles end, contractual relationships expire and new products and customers emerge. Many of the engineering services and licensing arrangements with the Company's OEMs are provided on a project-by-project basis, are terminable with limited or no notice, and, in certain instances, are not governed by long-term agreements. There presently are only a limited number of OEMs in the digital document product market to which the Company markets its technology and services. Therefore, the ability of the Company to replace a lost customer or offset a significant decrease in the revenues from a customer may be significantly limited. In addition, the Company's larger OEMs at times have required that the Company offer new technology directly to them prior to offering it to other OEMs and have attempted to restrict the Company from licensing the technology utilized by these OEMs to OEMs developing potentially competing products. The Company also is subject to a credit risk associated with the concentration of its accounts receivable from these OEMs. No assurance can be given as to the ability or willingness of any of the Company's OEMs to continue utilizing the Company's services and technology consistent with past practice or at all, or as to the ability of the Company in the future to sell its services and technology consistent with past practice or at all to its existing or new OEMs. Any significant decrease in sales of products by, or a reduction in licensing or engineering services to, the Company's larger OEMs, any failure of the Company to replace its existing OEMs or to enter into relationships with new OEM customers in accordance with the Company's expectations, or any delay in or failure to make the payments due to the Company from such OEMs could have a material adverse effect on the Company's operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Risks Associated with Technological Change; Dependence on the Digital Document Product Market. The market for the Company's products and services is characterized by rapidly changing technology, evolving industry standards and needs, and frequent new product introductions. The Company currently derives substantially all of its revenues from the licensing of technology and the sale of related engineering services that enable the printing and imaging of digital documents, and the Company anticipates that these sources of revenue will continue to account for substantially all of the Company's revenues for the foreseeable future. The Company and its OEMs are required to develop and release in a regular and timely manner new digital document products with increased speed, enhanced resolution, reduced memory requirements, multifunction capability, network compatibility and color imaging. The acceptable amount of time to develop these products is continuing to decrease, which increases the complexity for and costs to the Company and its OEMs. In addition, the Company, its OEMs and their competitors from time to time may announce new products, capabilities or technologies that may replace or shorten the life cycles of the OEM products incorporating the Company's technology. The Company's success will depend on, among other things: market acceptance of the Company's technology and the digital document products of the Company's OEM customers; the ability of the Company and its OEM customers to meet industry changes and market demands in a timely manner; achievement of new design wins by the Company followed by the OEMs' development of associated new digital document products; and the regular and continued introduction of new and enhanced technology and services by the Company and its OEMs on a timely and cost-effective basis. There can be no assurance that the products and technology of competitors of the Company or its OEMs will not render the Company's technology or its OEMs' products noncompetitive or obsolete. Any failure by the Company or its OEMs to anticipate or respond adequately to the rapidly changing technology and evolving industry standards and needs, or any significant delay in development or introduction of new and enhanced products and services, could result in a loss of competitiveness or revenues, which could have a material adverse effect on the Company's operating results.

  Risks Associated with Product Development; Product Delays. The Company in the past has experienced delays in product development, and the Company may experience similar delays in the future. Prior delays have resulted from numerous factors such as changing OEM product specifications, difficulties in hiring and retaining necessary personnel, difficulties in reallocating engineering resources and other resource limitations, difficulties with independent contractors, changing market or competitive product requirements and unanticipated engineering complexity. In addition, the Company's software and hardware have in the past and may in the future contain undetected errors or failures that become evident upon product introduction or as product production volumes increase. There can be no assurance, despite testing by the Company and its OEMs, that errors will not be found, that the Company will not experience development challenges resulting in unanticipated problems or delays in the acceptance of products by the Company's OEMs or shipment of the OEMs' products, or that the Company's new products and technology will meet performance specifications under all conditions or for all anticipated applications. Given the short product life cycles in the digital document products market, any delay or unanticipated difficulty associated with new product introductions or product enhancements could have a material adverse effect on the Company's operating results.

  Risks Associated with Developing Markets. A substantial portion of the Company's recent development efforts has been directed at the development of new embedded imaging technologies, particularly for MFP and color products. The market for these products is new and rapidly evolving. The Company's OEMs currently are selling monochrome network printers and MFPs incorporating the Company's technology. The Company is currently developing its color technology for incorporation into a printer but has not yet shipped any color products. The Company's future success will be dependent to a significant degree upon broad market acceptance of the technology under development, particularly its MFP and color technology. This success will be dependent in part on the ability of the Company's OEMs to develop new products that provide the functionality, performance, speed and network connectivity demanded by the market at acceptable prices, and to convince end users to adopt MFP, color printing and other products for office and desktop use. There can be no assurance that: the market for MFP, color printing and other products proposed by the Company will develop; the Company will be able to offer in a timely manner, if at all, its new technology; the Company's OEM customers will choose the Company's technology for use in their MFPs, color printers or other products; the Company's OEM customers will be successful in developing such MFPs, color printers and other products; or such products will gain market acceptance. The failure of any of these events to occur would have a material adverse effect on the Company's operating results.

  Competition. The market for embedded imaging systems for digital document products is highly competitive and characterized by continuous pressure to enhance performance, to introduce new features and to accelerate the release of new products. The Company competes on the basis of technology expertise, product functionality, development time and price. The Company's technology and services primarily compete with solutions developed internally by OEMs. Virtually all of the Company's OEMs have significant investments in their existing solutions and have the substantial resources necessary to enhance existing products and to develop future products. These OEMs have or may develop competing embedded imaging systems technologies and may implement these systems into their products, thereby replacing the Company's current or proposed technologies, eliminating a need for the Company's services and products and limiting future opportunities for the Company. The Company therefore is required to persuade these OEMs to outsource the development of their embedded imaging systems and to provide products and solutions to these OEMs that cost-effectively compete with their internally developed products. The Company also competes with software and engineering services provided in the digital document product marketplace by other systems suppliers to OEMs. In this regard, the Company competes with, among others, Xionics Document Technologies with respect to MFP embedded systems and Electronics for Imaging with respect to color technologies.

  As the industry continues to develop, the Company expects that competition and pricing pressures will increase from OEMs, existing competitors and other companies that may enter the Company's existing or future markets with similar or substitute solutions that may be less costly or provide better performance or functionality. The Company anticipates increasing competition for its color products under development, particularly as new competitors develop and enter products in this market. Some of the Company's existing competitors, many of its potential competitors and virtually all of the Company's OEMs have substantially greater financial, technical, marketing and sales resources than the Company. In the event that price competition increases, competitive pressures could cause the Company to reduce the amount of royalties received on new licenses and to reduce the cost of its engineering services in order to maintain existing business and generate additional product licensing revenues, which could reduce profit margins and result in losses and a decrease in market share. No assurance can be given as to the ability of the Company to compete favorably with the internal development capabilities of its current and prospective OEM customers or with other third-party embedded imaging system suppliers, and the inability to do so would have a material adverse effect on the Company's operating results.

  Dependence on Adobe Relationships. The Company has a set of relationships with Adobe that address many critical aspects of the Company's OEM customers' needs. The Company has licensed (for internal development purposes) from Adobe the right to use Adobe's PostScript(R) Software to enable the Company's products to be used with Adobe's PostScript Software, has licensed to Adobe several of the Company's technologies and has developed technologies for Adobe for which the Company receives royalties and engineering services fees, and is currently seeking to license color matching technology from Adobe. A number of the agreements governing relationships with Adobe are in the process of being finalized, and no assurances can be given that such agreements will be finalized in accordance with the parties' current intent or at all. The Company derives significant competitive and cost advantages from its relationship with Adobe.

Therefore, the termination or limitation of the Company's relationships with Adobe would have a material adverse effect on the Company's operating results.

  Dependence on Sole Source Providers. The Company is dependent on two independent parties, Motorola and Intel, each of which provides unique application specific integrated circuits ("ASICs") incorporating the Company's imaging technology to certain of the Company's OEMs. In addition, the Company is dependent upon Emulex to provide network interface cards incorporating the Company's technology to the Company's OEMs. These sole source providers are subject to materials shortages, excess demand, reduction in capacity and/or other factors that may disrupt the flow of goods to the Company's customers and thereby adversely affect the Company's customer relationships. Any such disruption could limit or delay production or shipment of the products incorporating the Company's technology, which could have a material adverse effect on the Company's operating results.

  Dependence on Intellectual Property Rights; Risk of Infringement; Trademark Disputes. The Company's success is heavily dependent upon its proprietary technology. To protect its proprietary rights, the Company relies on a combination of patent, copyright, trade secret and trademark laws, nondisclosure and other contractual restrictions. The Company holds two patents issued in the United States, one of which is also issued in France, Germany and Great Britain. The issued patents relate to techniques developed by the Company for generating output for continuous synchronous raster output devices such as laser printers using a smaller amount of memory than would be required without using the Company's technology. One of the two U.S. patents was issued on March 26, 1996 and the other patent was issued on April 16, 1996. The patent term of the U.S. patents is 17 years from the issue date, subject to the payment of required maintenance fees. The patents granted in Great Britain, France and Germany were issued on February 14, 1996. The term of the European patents is 20 years from the filing date of August 2, 1991, subject to an opposition period that will expire on November 14, 1996 and payment of required renewal fees. The Company has one patent application pending in Japan and six patent applications pending in the United States. There can be no assurance that patents held by the Company will not be challenged or invalidated, that patents will issue from any of the Company's pending applications or that any claims allowed from existing or pending patents will be of sufficient scope or strength (or issue in the countries where products incorporating the Company's technology may be sold) to provide meaningful protection or any commercial advantage to the Company. In any event, effective protection of intellectual property rights may be unavailable or limited in certain countries. The status of United States patent protection in the software industry is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents. Patents have been granted, and patents may be issued, to third parties that relate to fundamental technologies related to the Company's technology.

  As part of its confidentiality procedures, the Company generally enters into nondisclosure agreements with its employees, consultants, OEMs and strategic partners and limits access to and distribution of its software and other proprietary information. Despite these efforts, the Company may be unable to effectively protect its proprietary rights and, in any event, enforcement of the Company's proprietary rights may be expensive. The Company's source code also is protected as a trade secret. However, the Company from time to time licenses its source code to OEMs, which subjects the Company to the risk of unauthorized use or misappropriation despite the contractual terms restricting disclosure. In addition, it may be possible for unauthorized third parties to copy the Company's products or to reverse engineer or obtain and use the Company's proprietary information.

  As the number of patents, copyrights, trademarks and other intellectual property rights in the Company's industry increases, products based on its technology increasingly may become the subject of infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future. Any such claims, regardless of merit, could be time consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all, which could have a material adverse affect on the Company's operating results. In addition, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation to determine the validity of any claims, whether or not such litigation is determined in favor of the Company, could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel from productive tasks. In addition, the Company may lack sufficient resources to initiate a meritorious claim. In the event of an adverse ruling in any litigation regarding intellectual property, the Company may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing or substituted technology. The failure of the Company to develop, or license on acceptable terms, a substitute technology if required could have a material adverse affect on the Company's operating results.

  The Company is aware of an unrelated corporation that is using the name "Peerless Systems Corporation," and the Company is in discussions with this corporation regarding the rights of both entities to use the name. Although the Company believes that it has prior right to the name, the other corporation has disputed the Company's position. No assurance can be given as to the ability of the Company to continue to use the name nor can any assurance be given as to the ability of the Company to acquire a license to or an assignment of the name from the corporation on reasonable terms or at all. The inability of the Company to do so could have a material adverse effect on the Company's operating results. In any event, the prosecution of claims or other litigation relating to the dispute could result in substantial costs to the Company, which also could have a material adverse effect on the Company's operating results.

  Dependence on Key Personnel. The Company is largely dependent upon the skills and efforts of its senior management and other officers and key employees, some of whom only recently have joined the Company. The Company does not maintain any key person life insurance policies. The Company believes that its future success will depend in large part upon its ability to attract and retain highly skilled managerial, engineering, sales, marketing and operations personnel, many of whom are in great demand. Competition for such personnel recently has increased significantly. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company's operating results.

  International Activities. Revenues from sales to the Company's customers outside the United States accounted for 26%, 41% and 33% of the Company's total revenues for the fiscal years ended December 31, 1994 and December 31, 1995 and the three months ended April 30, 1996, respectively. Therefore, the Company is substantially dependent on its international business activities. Further, the Company expects that sales to customers located outside the United States may increase in absolute dollars in the future. The international market for products incorporating the Company's technology is highly competitive, and the Company expects to face substantial competition in this market from established and emerging companies and technologies developed internally by its OEM customers. Risks inherent in the Company's international business activities also include currency fluctuations, the imposition of government controls, tailoring of products to local requirements, trade restrictions, changes in tariffs and taxes, and the burdens of complying with a wide variety of foreign laws and regulations, any of which could have a material adverse effect on the Company's operating results.

  No Prior Public Market; Determination of Public Offering Price; Possible Volatility of Stock Price. Prior to this offering, there was no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained upon completion of this offering. The initial public offering price will be determined by negotiation among the Company, the Selling Stockholders and the representatives of the Underwriters based on a number of factors, including market valuations of other companies engaged in activities similar to those of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The initial public offering price may not be indicative of the market price of the Common Stock following completion of this offering. The trading price of the Common Stock could also be subject to significant fluctuations in response to variations in quarterly results of operations, announcements of new products by the Company or its competitors, developments or disputes with respect to proprietary rights, general trends in the industry, overall market conditions and other factors. In addition, the stock market historically has experienced extreme price and volume fluctuations, which have particularly affected the market price of securities of many high technology companies and which at times have been unrelated or disproportionate to the operating performance of such companies. These market fluctuations may adversely affect the market price of the Common Stock. See "Underwriting."

  Shares Eligible for Future Sale. Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price of the Company's Common Stock. Upon completion of this offering, the Company will have outstanding an aggregate of 10,202,618 shares of Common Stock, assuming (i) the exercise of warrants to purchase 1,133,351 shares of Common Stock on a cashless basis, resulting in the issuance of 995,671 shares of Common Stock, (ii) no exercise of the Underwriters' over-allotment option and (iii) no exercise of options to purchase 1,488,291 shares of Common Stock outstanding as of July 31, 1996. Of these shares, all of the shares of Common Stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act ("Affiliates"). The remaining 6,452,618 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act. As a result of contractual restrictions and the provisions of Rules 144 and 701, additional shares will be available for sale to the public as follows: (i) approximately 31,867 Restricted Shares will be eligible for immediate sale on the date of this Prospectus; (ii) approximately 83,633 Restricted Shares will be eligible for sale beginning 90 days after the date of this Prospectus; (iii) approximately 5,291,393 Restricted Shares (plus approximately 603,531 shares of Common Stock issuable to employees and consultants pursuant to stock options that are then vested) will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus; and (iv) the remaining 1,045,721 Restricted Shares will be eligible for sale beginning October 1997 upon expiration of their two-year holding period. Any shares subject to the lock-up agreements may be released at any time without notice by Hambrecht & Quist LLC. The Company intends to register all of the shares of Common Stock issuable under its stock option plans. In addition, the holders of approximately 5,539,494 shares of Common Stock will have certain rights to registration of these shares under the Securities Act. See "Description of Capital Stock-- Registration Rights" and "Shares Eligible For Future Sale."

  Unspecified Use of Proceeds. The Company expects to use approximately $500,000 of the net proceeds from this offering for the repayment of indebtedness under its revolving line of credit, and approximately $500,000 to repay certain equipment lease lines. The Company plans to use the remaining proceeds of this offering for working capital and other general corporate purposes. The Company may also use a portion of the net proceeds from the offering to acquire or invest in complementary businesses, products or technologies, although the Company has no present plans or commitments and is not currently engaged in any negotiations with respect to such transactions. Consequently, the Company will have significant discretion as to the use of virtually all of the net proceeds to the Company from this offering. Pending such uses, the Company intends to invest the net proceeds to the Company from this offering in interest-bearing deposit accounts, certificates of deposit or similar short-term, investment-grade financial instruments. See "Use of Proceeds."

  Control by Existing Stockholders. Upon the completion of this offering, the current officers, directors and their affiliates and five percent stockholders will beneficially own approximately 37.6% of the outstanding shares of the Common Stock of the Company. Accordingly, such persons, if they act together, likely will have effective control over the Company through their ability to control the election of directors and all other matters that require action by the Company's stockholders, irrespective of how other stockholders may vote. Such persons could prevent or delay a change in control of the Company, which may be favored by a majority of the remaining stockholders. The ability to prevent or delay a change in control of the Company also may have an adverse effect on the market price of the Common Stock. See "Management--Executive Officers and Directors," "Principal and Selling Stockholders" and "Description of Capital Stock."

  Effect of Anti-takeover Provisions. Certain provisions of the Company's Certificate of Incorporation (the "Charter") and Bylaws (the "Bylaws") and certain provisions of Delaware law following the offering could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that investors might be willing to pay in the future for the Company's Common Stock. These provisions will permit the issuance of "blank check" preferred stock by the Board of Directors without stockholder approval, require super-majority approval to amend certain provisions in the Charter and Bylaws, require that all stockholder actions be taken at duly called annual or special meetings and not by written consent, and impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. Furthermore, the Company will be subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person first becomes an "interested stockholder," unless the business combination is approved in a prescribed manner. The application of Section 203 could also have the effect of delaying or preventing a change of control of the Company. See "Description of Capital Stock."

  Immediate and Substantial Dilution. Purchasers of Common Stock in the offering will experience immediate and substantial dilution. To the extent outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public of $12.00 per share, after deducting the estimated underwriting discount and offering expenses payable by the Company, are estimated to be approximately $27.1 million. The Company will not receive any proceeds from the sale of the shares being sold by the Selling Stockholders.

  The Company expects to use approximately $500,000 of the net proceeds for the repayment of indebtedness under its revolving line of credit, which bears interest at the bank's prime interest rate plus 2% and is due in May 1997, and approximately $500,000 to repay certain equipment lease lines with effective interest rates ranging between 16% and 27% and with expiration dates through 1999. The Company plans to use the remaining net proceeds of this offering for working capital and other general corporate purposes. The Company also may use a portion of the net proceeds from the offering to acquire or invest in complementary businesses, products or technologies, although the Company has no present plans or commitments and is not currently engaged in any negotiations with respect to such transactions. Pending such uses, the Company intends to invest the net proceeds in interest-bearing deposit accounts, certificates of deposit or similar short-term, investment grade financial instruments.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its Common Stock. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. Under the terms of the Company's revolving line of credit, the Company currently is prohibited from paying dividends on its Common Stock.

                                CAPITALIZATION

  The following table sets forth as of April 30, 1996 (i) the actual capitalization of the Company, (ii) the pro forma capitalization assuming the conversion of all outstanding Preferred Stock and Debentures into Common Stock, the exercise of all outstanding warrants to purchase shares of Common Stock on a cashless basis and a change in the par value of the Company's capital stock and (iii) the pro forma capitalization as adjusted to give effect to the sale of the 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share (after deducting the estimated underwriting discount and offering expenses) and application of the net proceeds therefrom and the exercise of options to purchase 14,452 shares of Common Stock at a weighted average of $0.53 per share to be sold in the offering by the Selling Stockholders. This table should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                        APRIL 30, 1996
                                                --------------------------------
                                                                      PRO FORMA
                                                 ACTUAL   PRO FORMA  AS ADJUSTED
                                                --------  ---------  -----------
                                                        (in thousands)
Debentures (1)................................. $  3,070  $     --    $     --
Redeemable Preferred Stock (2).................    5,938        --          --
Stockholders' equity (deficit):
  Preferred Stock, no par value actual, $.001
   par value pro forma; actual outstanding as
   set forth above; 5,000,000 shares
   authorized pro forma, no shares issued or
   outstanding, pro forma and
   pro forma as adjusted.......................       --        --          --
  Common Stock, no par value actual, $.001 par
   value pro forma;
   30,000,000 shares authorized pro forma;
   2,839,331 shares issued and outstanding
   actual; 7,697,373 shares issued and
   outstanding pro forma; 10,211,825 shares
   issued and outstanding pro forma as adjusted
   (3).........................................      508         8          10
  Additional paid-in capital...................      889    10,397      37,453
  Accumulated deficit..........................  (13,195)  (13,195)    (13,195)
                                                --------  --------    --------
    Total stockholders' equity (deficit).......  (11,798)   (2,790)     24,268
                                                --------  --------    --------
      Total capitalization..................... $ (2,790) $ (2,790)   $ 24,268
                                                ========  ========    ========

- ---------------------
(1) See Note 5 of Notes to Financial Statements for a description of the Debentures.
(2) See Note 8 of Notes to Financial Statements for a description of the Redeemable Preferred Stock.
(3) Excludes, except as set forth above, 1,007,989 shares of Common Stock issuable upon the exercise of options outstanding as of April 30, 1996 at a weighted average exercise price of $1.29 per share and 103,708 shares of Common Stock reserved for future issuance under the Company's stock option and purchase plans. See "Management--Employee Benefit Plans" and Note 9 of Notes to Financial Statements.

                                   DILUTION

  As of April 30, 1996, the Company had a pro forma net tangible book value of approximately $(2,790,000), or $(0.36) per share. Pro forma net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the number of pro forma shares of Common Stock outstanding. Without taking into account any further adjustment in net tangible book value after April 30, 1996, other than to give effect to the 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share (after deducting the estimated underwriting discount and offering expenses), the pro forma net tangible book value as of April 30, 1996 would have been $24,268,000 or $2.38 per share. This represents an immediate increase in net tangible book value of $2.74 per share to existing stockholders and an immediate dilution of $9.62 per share to new investors. The following table illustrates this per share dilution:

   Assumed initial public offering price per share..............         $12.00
    Pro forma net tangible book value per share before the
     offering................................................... $(0.36)
    Increase per share attributable to new investors............   2.74
                                                                 ------
   Pro forma net tangible book value per share after the
   offering.....................................................           2.38
                                                                         ------
     Dilution per share to new investors........................         $ 9.62
                                                                         ======

  The following table summarizes, on a pro forma basis as of April 30, 1996, the differences between the existing stockholders and the new investors with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share:

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                ------------------ -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                ---------- ------- ----------- ------- ---------
Existing stockholders (1)......  7,711,825   75.5% $ 9,576,553   24.2%   $1.24
New investors (1)..............  2,500,000   24.5   30,000,000   75.8    12.00
                                ----------  -----  -----------  -----    =====
    Total...................... 10,211,825  100.0% $39,576,553  100.0%
                                ==========  =====  ===========  =====

- ---------------------
(1) Sales by the Selling Stockholders in this offering will reduce the number of shares held by existing stockholders to 6,461,825 shares or approximately 63.3% (5,937,705 shares or approximately 57.9% if the Underwriters' over-allotment option is exercised in full) of the total shares of Common Stock outstanding after this offering and will increase the number of shares held by new investors to 3,750,000 shares or approximately 36.7% (4,312,500 shares or approximately 42.1% if the Underwriters' over-allotment option is exercised in full) of the total shares of Common Stock outstanding after this offering. See "Principal and Selling Stockholders."

  The above computations assume (i) the exercise of warrants to purchase 1,133,351 shares of Common Stock at a weighted average of $1.46 per share on a cashless basis at the assumed initial public offering price of $12.00 per share, resulting in the issuance of 995,671 shares of Common Stock, (ii) the conversion of all outstanding Debentures into 1,169,522 shares of Common Stock and (iii) the exercise of options to purchase 14,452 shares of Common Stock by the Selling Stockholders at a weighted average exercise price of $0.53 per share (52,832 shares at a weighted average exercise price of $1.39 per share if the Underwriter's over-allotment option is exercised in full). The above computations assume no exercise of options to purchase 1,488,291 shares of Common Stock outstanding as of July 31, 1996 at a weighted average exercise price of $2.26 per share, except as otherwise noted. To the extent such options are exercised, there will be further dilution to investors.

                            SELECTED FINANCIAL DATA

  The statement of operations data for the years ended December 31, 1993, 1994 and 1995 and the month ended January 31, 1996 and the balance sheets at December 31, 1994 and 1995 and January 31, 1996 are derived from, and should be read in conjunction with, the audited Financial Statements and Notes thereto included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1991 and 1992 and the balance sheets at December 31, 1991, 1992 and 1993 are derived from the audited financial statements not included in this Prospectus. The statement of operations data for the three months ended March 31, 1995 and April 30, 1996 and the balance sheets at April 30, 1996 are derived from unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and operating results for such periods. Operating results for interim periods are not necessarily indicative of results to be expected for the full years. The Company changed its fiscal year end to January 31 commencing February 1, 1996. The data set forth below are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                YEARS ENDED DECEMBER 31,                         THREE MONTHS ENDED
                         ------------------------------------------  MONTH ENDED ------------------
                                                                     JANUARY 31, MARCH 31, APRIL 30,
                          1991     1992     1993     1994     1995    1996 (1)   1995 (1)  1996 (1)
                         -------  -------  -------  -------  ------  ----------- --------- ---------
                                          (in thousands, except per share data)
STATEMENT OF OPERATIONS
 DATA:
 Revenues:
  Product licensing..... $ 1,969  $ 1,457  $ 1,586  $ 4,394  $4,774     $ 329     $1,224    $1,013
  Engineering services
   and maintenance......   3,019    3,477    3,655    4,942   5,639       396      1,146     2,318
                         -------  -------  -------  -------  ------     -----     ------    ------
   Total revenues.......   4,988    4,934    5,241    9,336  10,413       725      2,370     3,331
                         -------  -------  -------  -------  ------     -----     ------    ------
 Cost of revenues:
  Product licensing.....       4      122      341      218     143         5         43        33
  Engineering services
   and maintenance......   2,171    3,229    5,095    5,457   5,111       564      1,147     1,615
                         -------  -------  -------  -------  ------     -----     ------    ------
   Total cost of
    revenues............   2,175    3,351    5,436    5,675   5,254       569      1,190     1,648
                         -------  -------  -------  -------  ------     -----     ------    ------
    Gross margin........   2,813    1,583     (195)   3,661   5,159       156      1,180     1,683
                         -------  -------  -------  -------  ------     -----     ------    ------
 Operating expenses:
  Research and
   development..........   1,699    2,388    1,766    1,767   2,088       127        512       422
  Sales and marketing...   1,667    1,904    1,656    1,878   2,142       156        483       597
  General and
   administrative.......     572    1,035    1,048    1,000   1,293       119        304       500
                         -------  -------  -------  -------  ------     -----     ------    ------
   Total operating
    expenses............   3,938    5,327    4,470    4,645   5,523       402      1,299     1,519
                         -------  -------  -------  -------  ------     -----     ------    ------
 Income (loss) from
  operations............  (1,125)  (3,744)  (4,665)    (984)   (364)     (246)      (119)      164
 Interest expense, net..       3       49       96      118     176        17         35        71
                         -------  -------  -------  -------  ------     -----     ------    ------
 Income (loss) before
  provision for income
  taxes.................  (1,128)  (3,793)  (4,761)  (1,102)   (540)     (263)      (154)       93
 Provision for income
  taxes.................      35       58       63      124      99         7         14        18
                         -------  -------  -------  -------  ------     -----     ------    ------
 Net income (loss)...... $(1,163) $(3,851) $(4,824) $(1,226) $ (639)    $(270)    $ (168)   $   75
                         =======  =======  =======  =======  ======     =====     ======    ======
 Pro forma net income
  (loss) per share (2)..                                     $(0.08)                        $ 0.02
                                                             ======                         ======
 Shares used in pro
  forma per share
  calculation (2).......                                      7,090                          7,762
                                                             ======                         ======

                                        DECEMBER 31,
                         ----------------------------------------------  JANUARY 31, APRIL 30,
                          1991     1992      1993      1994      1995       1996       1996
                         -------  -------  --------  --------  --------  ----------- ---------
                                                  (in thousands)
BALANCE SHEET DATA:
 Cash and cash
  equivalents........... $   931  $   540  $    771  $    393  $  1,184   $    722   $    627
 Working capital
  (deficit).............     790   (1,734)   (2,447)   (3,192)   (2,307)    (2,608)    (2,452)
 Total assets...........   2,812    2,404     3,221     3,541     4,185      4,041      4,533
 Long-term obligations..     156    1,628     2,296     2,594     4,299      4,286      4,576
 Redeemable Preferred
  Stock.................   2,589    2,789     6,422     6,645     5,931      5,932      5,938
 Total stockholders'
  equity (deficit)......  (1,435)  (5,486)  (10,528)  (11,941)  (11,596)   (11,867)   (11,798)

- -------------
(1) The Company changed its fiscal year-end to January 31, beginning February 1, 1996.
(2) See Note 1 of Notes to Financial Statements for a description of the computation of the pro forma net income (loss) per share and the number of shares used in the pro forma per share calculation.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Except for the historical information contained herein, the discussions in this Prospectus contain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in the section entitled "Risk Factors" as well as those discussed elsewhere in this Prospectus.

OVERVIEW

  The Company, founded in April 1982, is a leading provider of embedded imaging systems to the digital document products market. The Peerless family of products and engineering services provides advanced embedded imaging technologies that enable the Company's OEM customers to develop digital printers, copiers and MFPs quickly and cost effectively.

  As of April 30, 1996, the Company had an accumulated deficit of approximately $13.2 million. The Company changed its fiscal year-end from December 31 to January 31, commencing February 1, 1996, in order to better align the timing of the Company's financial reporting with the timing of receipt of royalty information by the Company from its OEMs. No analysis is provided for the month ended January 31, 1996. Information for the three months ended April 30, 1996 is compared with the information for the three months ended March 31, 1995 in accordance with the Company's historical accounting presentation. See "Risk Factors--History of Operating Losses; Accumulated Deficit" and "--International Activities."

  The Company's revenues are comprised of product licensing fees and engineering services and maintenance fees related to the Company's embedded imaging software and supporting electronics technologies provided to OEMs located primarily in the United States and Japan. The Company's major customers currently include, among others, Adobe and OEM customers Canon, IBM and Xerox. A significant portion of the Company's revenues in recent years has been concentrated with a limited number of OEM customers, and the Company anticipates that its revenues in the future will be similarly concentrated. In 1995 and the three months ended April 30, 1996, the Company's top four customers accounted for approximately 74% and 67% of total revenues, respectively. See "Risk Factors--Concentration of OEM Customers."

  The Company's product licensing revenues are comprised of both recurring licensing revenues and one-time licensing fees. Recurring licensing revenues are derived from per unit fees paid quarterly by the Company's OEMs upon shipment or manufacture of products incorporating the Company's technology. Recurring licensing revenues are derived to a lesser extent from arrangements in which the Company enables its products to be used with third-party technology such as certain arrangements with Adobe. The Company's one-time licensing fees are paid by OEMs for access to the Company's software, which in turn generates recurring licensing revenues if the software is incorporated into OEM products that are subsequently developed and shipped.

  The Company's engineering services revenues primarily are derived from adapting the Company's software and supporting electronics to specific OEM requirements. The Company provides its engineering services to OEMs seeking an embedded imaging solution for their digital document products. The Company's maintenance revenues are derived from software maintenance agreements. Maintenance revenues constitute a very small portion of engineering services and maintenance revenues.

  The Company recognizes its recurring product licensing revenues on a royalty basis generally when the Company's OEM customers ship products that incorporate the Company's technology. The Company recognizes its one-time licensing revenues for software licenses upon shipment and acceptance by the Company's OEMs. The Company recognizes engineering services revenues over the course of the development work on a percentage-of-completion basis. Maintenance revenues are recognized ratably over the term of the maintenance contract, which generally is twelve months. Licensing revenues are recognized in accordance with Statement of Position 91-1 "Software Revenue Recognition." The recurring product licensing revenues reported by the Company are dependent on the timing and accuracy of product sales reports received from the Company's OEM customers. These reports are provided only on a calendar quarter basis and, in any event, are subject to delay and potential revision by the OEM. Therefore, the Company is required to estimate all of the recurring product licensing revenues for the last month of each quarter and to further estimate all of its quarterly revenues from an OEM when the report from such OEM is not received in a timely manner. As a result, the Company may be unable to estimate such revenues accurately prior to public announcement of the Company's quarterly results. In such event, the Company subsequently may be required to restate its recognized revenues or adjust revenues for subsequent periods, which could have a material adverse effect on the Company's operating results and the price of the Company's Common Stock. See "Risk Factors--Potential Fluctuations in Quarterly Results; Seasonality; Revenue Reporting."

  The Company frequently receives payments from its OEMs in advance of recognition of the associated revenues, and, in many cases, the Company receives guaranteed minimum payments in advance of per unit licensing royalties. These amounts are recorded as deferred revenue. Deferred revenue consists of prepayments of product licensing revenues and payments received in advance for engineering services and maintenance to be performed.

  Revenues from sales to the Company's customers outside the United States accounted for 26%, 41% and 33% of the Company's revenue for the fiscal years ended December 31, 1994 and December 31, 1995 and the three months ended April 30, 1996, respectively. Therefore, the Company is substantially dependent on its international business activities. See "Risk Factors--International Activities."

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, the percentage relationship of certain items from the Company's statements of operations to total revenues.

                                        PERCENTAGE OF TOTAL REVENUES
                                    -------------------------------------------
                                       YEAR ENDED
                                      DECEMBER 31,          THREE MONTHS ENDED
                                    ---------------------   -------------------
                                                            MARCH 31, APRIL 30,
                                    1993    1994    1995      1995      1996
                                    -----   -----   -----   --------- ---------
Revenues:
 Product licensing................   30.3%   47.1%   45.8%     51.6%     30.4%
 Engineering services and mainte-
  nance...........................   69.7    52.9    54.2      48.4      69.6
                                    -----   -----   -----     -----     -----
 Total revenues...................  100.0   100.0   100.0     100.0     100.0
                                    -----   -----   -----     -----     -----
Cost of revenues:
 Product licensing................    6.5     2.3     1.4       1.8       1.0
 Engineering services and
  maintenance.....................   97.2    58.5    49.1      48.4      48.5
                                    -----   -----   -----     -----     -----
 Total cost of revenues...........  103.7    60.8    50.5      50.2      49.5
                                    -----   -----   -----     -----     -----
 Gross margin.....................   (3.7)   39.2    49.5      49.8      50.5
                                    -----   -----   -----     -----     -----
Operating expenses:
 Research and development.........   33.7    18.9    20.1      21.6      12.7
 Sales and marketing..............   31.6    20.1    20.6      20.4      17.9
 General and administrative.......   20.0    10.7    12.4      12.8      15.0
                                    -----   -----   -----     -----     -----
 Total operating expenses.........   85.3    49.8    53.0      54.8      45.6
                                    -----   -----   -----     -----     -----
Income (loss) from operations.....  (89.0)  (10.5)   (3.5)     (5.0)      4.9
Interest expense, net.............    1.8     1.3     1.7       1.5       2.1
                                    -----   -----   -----     -----     -----
Income (loss) before provision for
 income taxes.....................  (90.8)  (11.8)   (5.2)     (6.5)      2.8
Provision for income taxes........    1.2     1.3     1.0       0.6       0.5
                                    -----   -----   -----     -----     -----
Net income (loss).................  (92.0)% (13.1)%  (6.1)%    (7.1)%     2.3%
                                    =====   =====   =====     =====     =====

  Three Months Ended March 31, 1995 and April 30, 1996

  The Company's total revenues were $3.3 million in the three months ended April 30, 1996 and $2.4 million in the three months ended March 31, 1995. The Company's product licensing revenues for the three months ended April 30, 1996 decreased 17% to $1.0 million from $1.2 million in the three months ended March 31, 1995, primarily due to OEM product life cycles. The Company's engineering services and maintenance revenues for the three months ended April 30, 1996 increased 102% to $2.3 million from $1.1 million in the three months ended March 31, 1995, primarily due to an increase in the number of monochrome and color design projects under development.

  The Company's cost of revenues includes product licensing costs as well as engineering services and maintenance costs. Cost of engineering services and maintenance is comprised primarily of salaries and benefits for engineering personnel and materials, an allocation of corporate facilities overhead and an allocation of engineering management and administrative staff expenses. Gross margin as a percentage of total revenues was approximately 49% for the three months ended April 30, 1996 and three months ended March 31, 1995. The gross margin percentage remained consistent despite a change in the mix of revenues to include a greater proportion of engineering services revenues (which have lower gross margins than product licensing revenues), as the margins associated with the engineering services revenues increased between such periods. Maintenance costs constitute a very small portion of the engineering services and maintenance costs.

  The Company's research and development expenses are comprised primarily of employee salaries and benefits, an allocation of engineering management and administrative staff expenses and an allocation of the corporate facilities overhead. Research and development expenses for the three months ended April 30, 1996 decreased 18% to $422,000 from $512,000 in the three months ended March 31, 1995. This decrease resulted primarily from a reallocation of the Company's quality assurance function from a research and development expense to a cost of revenues. The Company anticipates that its research and development expenses may increase in absolute dollars as the Company devotes increased efforts to its color products, MFP technology, PC-based driver software and new page description languages.

  The Company's sales and marketing expenses are comprised primarily of employee salaries and benefits, commissions and bonuses, advertising and promotional expenses, the cost of operating the Japan sales office and an allocation of the corporate facilities overhead. Sales and marketing expenses for the three months ended April 30, 1996 increased 24% to $597,000 from $483,000 in the three months ended March 31, 1995, primarily due to hiring of additional sales and marketing personnel and added promotional activities. The Company anticipates that its sales and marketing expenses may increase in absolute dollars as additional sales and marketing personnel are hired to allow the Company to address new market opportunities.

  The Company's general and administrative expenses are comprised primarily of salaries, benefits and bonuses paid to its executive and administrative staff, fees paid to the Company's external auditors, counsel and other corporate consultants, and an allocation of the corporate facilities overhead. General and administrative expenses for the three months ended April 30, 1996 increased 64% to $500,000 from $304,000 in the three months ended March 31, 1995, primarily due to the hiring of additional management and administrative personnel and the enhancement of information systems. The Company anticipates that its general and administrative expenses may increase in absolute dollars to the extent its business grows and as a result of becoming a public company.

  The Company anticipates the recognition of deferred compensation expense of $452,000 for the difference between the exercise price and the deemed fair value of the underlying Common Stock for options to purchase 752,650 shares of Common Stock granted during the three months ended July 31, 1996. Of the total expense, the Company anticipates that $27,000 will be recognized as a compensation expense during the three months ended July 31, 1996. The remaining deferred compensation expense generally will be amortized over the ensuing two to 60 month periods of the options. See Note 13 of Notes to Financial Statements.

  The Company anticipates that the sale of the Common Stock in this offering will constitute a "change in ownership" as described in Section 382 of the Internal Revenue Code, which will limit the utilization of net operating losses and tax credit carry-forwards in future periods.

  Years Ended December 31, 1993, 1994 and 1995

  The Company's total revenues were $10.4 million in 1995, $9.3 million in 1994 and $5.2 million in 1993. The Company's product licensing revenues increased to $4.8 million in 1995 from $4.4 million in 1994 and $1.6 million in 1993. The increase from 1993 to 1994 was primarily due to an increase in recurring licensing fees as a result of a significant increase in the quantity of products incorporating the Company's technology shipped by the Company's OEM customers. The increase from 1994 to 1995 was primarily due to a number of one-time software licenses that were entered into during the period. The Company's engineering services and maintenance revenues increased to $5.6 million in 1995 from $4.9 million in 1994 and $3.7 million in 1993. The increase from 1993 to 1994 and from 1994 to 1995 was primarily due to additional custom design projects.

  The Company's gross margin as a percentage of total revenues increased to 50% in 1995 from 39% in 1994, which had increased from (4)% in 1993. These increases were due primarily to a greater percentage of the revenues being derived from product licensing fees. In addition, cost of revenues has decreased as products on which the Company paid a per unit royalty were phased-out, and as engineering services costs were leveraged over a larger number of design projects. Maintenance costs constituted a very small portion of engineering services and maintenance costs.

  The Company's research and development expenses increased to $2.1 million in 1995 from $1.8 million in 1994 and $1.8 million in 1993. The increase from 1994 to 1995 was primarily due to the initiation of the color technology development effort.

  The Company's sales and marketing expenses increased to $2.1 million in 1995 from $1.9 million in 1994 and $1.7 million in 1993. The increase from 1993 to 1994 was primarily due to the growth of the Japan sales activity as OEM accounts in Japan were added. The increase from 1994 to 1995 was primarily due to the hiring of additional sales staff and added trade show and promotional activity as the Company's color technology was announced.

  The Company's general and administrative expenses increased to $1.3 million in 1995 from $1.0 million in 1994 and $1.0 million in 1993. The increase from 1994 to 1995 was primarily due to hiring of additional management personnel.

QUARTERLY RESULTS OF OPERATIONS

  The following table presents the unaudited quarterly statements of operations for the Company both in absolute dollars and as a percentage of total revenues. These statements have been prepared by the Company on a basis consistent with the Company's audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the information for the periods presented. The operating results for any quarter should not be relied upon as indicative of the results for any future period.

                                         THREE MONTHS ENDED (1)
                             --------------------------------------------------
                             MARCH 31,  JUNE 30,  SEPT. 30,  DEC. 31, APRIL 30,
                               1995       1995      1995       1995     1996
                             ---------  --------  ---------  -------- ---------
Revenues:
  Product licensing........   $1,224     $1,196    $  804     $1,550   $1,013
  Engineering services and
   maintenance.............    1,146      1,166     1,489      1,838    2,318
                              ------     ------    ------     ------   ------
   Total revenues..........    2,370      2,362     2,293      3,388    3,331
                              ------     ------    ------     ------   ------
Cost of revenues:
  Product licensing........       43         31        29         41       33
  Engineering services and
   maintenance.............    1,147      1,211     1,341      1,411    1,615
                              ------     ------    ------     ------   ------
   Total cost of revenues..    1,190      1,242     1,370      1,452    1,648
                              ------     ------    ------     ------   ------
Gross margin...............    1,180      1,120       923      1,936    1,683
                              ------     ------    ------     ------   ------
Operating expenses:
  Research and development.      512        565       601        410      422
  Sales and marketing......      483        597       516        546      597
  General and
   administrative..........      304        309       331        346      500
                              ------     ------    ------     ------   ------
   Total operating
    expenses...............    1,299      1,471     1,448      1,302    1,519
                              ------     ------    ------     ------   ------
Income (loss) from
 operations................     (119)      (351)     (525)       634      164
Interest expense, net......       35         30        47         66       71
                              ------     ------    ------     ------   ------
Income (loss) before
 provision for income
 taxes.....................     (154)      (381)     (572)       568       93
Provision for income taxes.       14         48        21         16       18
                              ------     ------    ------     ------   ------
Net income (loss)..........   $ (168)    $ (429)   $ (593)    $  552   $   75
                              ======     ======    ======     ======   ======
PERCENTAGE OF TOTAL
REVENUES:
Revenues:
  Product licensing........     51.6%      50.6%     35.1%      45.7%    30.4%
  Engineering services and
   maintenance.............     48.4       49.4      64.9       54.3     69.6
                              ------     ------    ------     ------   ------
   Total revenues..........    100.0      100.0     100.0      100.0    100.0
                              ------     ------    ------     ------   ------
Cost of revenues:
  Product licensing........      1.8        1.3       1.3        1.2      1.0
  Engineering services and
   maintenance.............     48.4       51.3      58.4       41.7     48.5
                              ------     ------    ------     ------   ------
   Total cost of revenues..     50.2       52.6      59.7       42.9     49.5
                              ------     ------    ------     ------   ------
Gross margin...............     49.8       47.4      40.3       57.1     50.5
                              ------     ------    ------     ------   ------
Operating expenses:
  Research and development.     21.6       23.9      26.2       12.1     12.7
  Sales and marketing......     20.4       25.3      22.5       16.1     17.9
  General and
   administrative..........     12.8       13.1      14.4       10.2     15.0
                              ------     ------    ------     ------   ------
   Total operating
    expenses...............     54.8       62.3      63.1       38.4     45.6
                              ------     ------    ------     ------   ------
Income (loss) from
 operations................     (5.0)     (14.9)    (22.9)      18.7      4.9
Interest expense, net......      1.5        1.3       2.0        1.9      2.1
                              ------     ------    ------     ------   ------
Income (loss) before
 provision for income
 taxes.....................     (6.5)     (16.1)    (24.9)      16.8      2.8
Provision for income taxes.      0.6        2.0       0.9        0.5      0.5
                              ------     ------    ------     ------   ------
Net income (loss)..........     (7.1)%    (18.2)%   (25.9)%     16.3%     2.3%
                              ======     ======    ======     ======   ======

- ---------------------
(1) The Company changed its fiscal year-end to January 31 commencing February 1, 1996. No information is included for the month ended January 31, 1996.

  Product licensing fees decreased in the quarters ended June 30 and September 30 due to the phase-out of a product by one of the Company's primary OEMs. The increase in the quarter ended December 31 included a one-time license fee of approximately $400,000. The decrease in the quarter ended April 30 reflects the non-recurrence of such license fees.

  The Company's sales and marketing expenses increased in the quarter ended June 30, 1995 due to heightened public relations activities and increased travel expenses.

  The Company in the past has experienced, and in the future may experience, significant fluctuations in quarterly operating results that have been and may be caused by many factors including: initiation or termination of arrangements between the Company and its existing and potential OEM customers; the timing of introductions of new products or product enhancements by the Company, its OEMs, and their competitors; the phase-out or early termination of OEM products incorporating the Company's technology; the size and timing of engineering services orders, one-time software licensing transactions and recurring licensing fees; the size and timing of and fluctuations in end-user demand for the OEM products incorporating the Company's technology; inventory of digital document products carried by the OEM customers' distributors that exceeds current or projected end-user demand; performance by the Company and its OEM customers pursuant to their plans and agreements; seasonal trends; the mix of services provided or products sold and the gross margins attributable to such services or products; competition and pricing; customer order deferrals in anticipation of new products or product enhancements; industry and technology developments; changes in the Company's operating expenses; software bugs, product delays or other product quality problems; currency fluctuations and general economic conditions. For example, in recent quarters the Company's quarterly revenues have been significantly affected by the timing of one-time licensing transactions and by decreases in recurring product licensing revenues resulting from the phase-out by OEMs of products incorporating the Company's technology. The Company expects that its operating results will continue to fluctuate significantly in the future as a result of these and other factors. A substantial portion of the Company's costs and expenses is related to costs of engineering services and maintenance, other personnel costs, product development, facilities and marketing programs. The level of spending for such costs and expenses cannot be adjusted quickly and is based, in significant part, on the Company's expectations of future revenues and anticipated OEM commitments. If such commitments do not materialize or are terminated or, in any event, if revenues are below expectations, the Company's quarterly and annual operating results will be adversely affected, which could have a material adverse effect on the price of the Company's Common Stock. See "Risk Factors--Potential Fluctuations in Quarterly Results; Seasonality; Revenue Reporting."

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has funded its operations and investments in equipment through cash flow from operations (including deferred revenue), the private sale of Preferred Stock totaling approximately $6.0 million, convertible debt financing totaling approximately $3.1 million, equipment leases of approximately $2.1 million, cash advances from a development partner and bank borrowing. Since inception, the Company has received approximately $2.0 million from the development partner, and as of April 30, 1996, the Company had utilized, through royalty and other arrangements, approximately $941,000 of the $2.0 million advance. The Company has a revolving line of credit, collateralized by all of the Company's assets other than those subject to lease financing and other loan agreements. The maximum amount available under the line of credit is the lesser of $1.5 million or a percentage of the Company's outstanding accounts receivable and current royalty receivables. The interest rate on this line of credit is the bank's prime rate plus 2%.

  In fiscal 1993, 1994, 1995 and the three months ended April 30, 1996, the Company's net cash used by operating activities was $1.5 million, $571,000, $1.3 million and $517,000, respectively.

  In fiscal 1993, 1994, 1995 and the three months ended April 30, 1996, the Company's investing activities have consisted primarily of purchases of property and equipment. Property and equipment expenditures, including those under operating and capital leases, totaled $313,000, $566,000, $413,000 and $269,000 for such periods, respectively. The Company's principal commitments, as of April 30, 1996, were $3.0 million on the lease on its premises in El Segundo, $500,000 of outstanding principal on its revolving line of credit and $720,000 on its capital and operating leases.

  At April 30, 1996, the Company had $627,000 in cash and cash equivalents, $935,000 available under its revolving line of credit and $578,000 available under its equipment lease line. The Company's working capital deficit as of April 30, 1996 was $2.5 million, principally due to the Company's $3.7 million of deferred revenue. The Company intends to repay its line of credit and certain equipment lease lines with a portion of the net proceeds from this offering. The Company currently believes that the net proceeds from the sale of the Common Stock offered by the Company hereby together with funds from current and anticipated operations will be sufficient to meet the Company's working capital and capital expenditure requirements for at least the next 18 months.

                                   BUSINESS

OVERVIEW

 The Company is a leading provider of software-based embedded imaging systems to OEMs of digital document products. Digital document products include printers, copiers, fax machines, scanners and emerging color products, as well as MFPs that perform a combination of these imaging functions. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an embedded imaging system. The Peerless family of products and engineering services provides advanced embedded imaging technologies that enable the Company's OEM customers to develop digital printers, copiers and MFPs quickly and cost effectively. The Company markets its solutions directly to customers such as Adobe, Canon, Digital Equipment Corporation, IBM and Xerox.

INDUSTRY BACKGROUND

  Embedded Imaging Systems

  Today's office environment is increasingly dependent on a variety of electronic imaging products such as printers, copiers, fax machines and scanners, collectively known as digital document products. These products also are becoming common in the home environment. Historically, most electronic imaging products in the office environment have been standalone, monochrome (black-and-white) machines, based on analog technology and dedicated to a single print, copy, fax or scan function. However, with the proliferation of personal computers, desktop publishing software and network computing, documents increasingly are being created, stored and transmitted digitally, thereby creating the need for digital document production.

  Digital documents are becoming increasingly complex and may include digital text, line art or photographic images. In order to process and render these documents, digital document products rely upon a core set of imaging software and supporting electronics collectively known as an embedded imaging system. With advances in digital imaging engines such as laser printing engines in the mid-1980s, a common imaging technology foundation for multiple market sectors is emerging. To date, a majority of embedded imaging systems have been developed and produced internally by digital document product manufacturers such as Hewlett-Packard ("HP"), Xerox and Canon. The market for embedded imaging systems represents a small portion of the worldwide market for digital document products which the Company estimates, based in part upon data and projections provided by International Data Corporation ("IDC"), to have been approximately $24 billion in 1995.

  Developments in the Digital Document Products Market

  Rapid changes in technology and end-user requirements have created increased challenges for digital document product manufacturers, particularly in the area of embedded imaging systems. These changes include increased technical complexity, the increased role of networking, the emergence of MFPs and the demand for color imaging. As a result, OEMs increasingly are relying on outside embedded imaging systems suppliers to provide their embedded imaging system solutions.

  Increased Technical Complexity. Initially, the software written for embedded imaging systems supported only monochrome, single-function, low-resolution capabilities. This software was relatively simple and resided on a low-end 8-bit microprocessor platform. However, as technology and end-user requirements have evolved, the embedded imaging task has become significantly more complex. Today, digital imaging engines operate at resolutions of 600 dots per inch or more, require the support of a variety of document handling options, operate at increased speeds and are beginning to offer high-quality color output. In addition, computers and applications software create increasingly sophisticated documents that incorporate complex graphical content. The data files for these digital documents can be very large and, if left in raw form, can overwhelm the memory and processing power of the digital document product. In response, embedded imaging systems have evolved from 8-bit to 32-bit platforms that often must employ special techniques to manage large data files and minimize memory costs. Most embedded imaging systems use compression techniques to reduce the size of data files, which can result in reduced image quality. The increased complexity of digital document products, the rapid pace of technological change and the increased memory requirements have created increased challenges for digital document product manufacturers, particularly in the core areas of image processing and operating system architecture.

  Increased Role of Networking. Within the office environment, digital document products increasingly are deployed in a networked configuration. According to projections by IDC, 62% of laser printers sold in the United States in 1995 were connected to enterprise networks, and this percentage is expected to increase to 78% by 1999. Because multiple local area network protocols and network operating systems are deployed in the corporate network environment, networked digital document products must support a broad array of networking technologies to maximize accessibility by various user groups. The network environment is also changing rapidly and becoming increasingly complex, with a growing requirement for remote network management that extends across both local area networks and wide area networks. In addition, because the majority of office digital document products are networked, the image processing intelligence may be partitioned and located anywhere within the network: at the site of document or image origination; at a server; or, as is typically the case today, inside the digital document product itself. In some instances, such as printing to a remote location, it can be advantageous to perform image pre-processing and compression at the document origination site, prior to transmission over usage-sensitive facilities. In order to accommodate the emerging needs of the networked office environment, an optimal embedded imaging system must employ a modular architecture capable of serving and managing distributed corporate resources.

  Emergence of Multifunction Products. The advent of MFPs has eroded the boundaries between the previously distinct printer, copier, fax and scanner market sectors. MFPs, ranging from small home products to large office devices, offer several of these functions for significantly less cost than would otherwise be incurred by purchasing these products separately. Each of the dominant vendors in the printer, copier and fax markets now has introduced MFPs, which have required each of them to broaden its imaging expertise. At the same time, the need for concurrent processing of multiple digital document product functions has created the need for real-time, multitasking operating system support.

  Demand for Color Imaging. Although many office computers have color displays, and the graphical content available to office users via the World Wide Web makes heavy use of color, most digital document products found in today's office environment generate monochrome output. In the 1990s, color laser printers have been introduced into the office marketplace. Many of these have been limited by unit costs in excess of $7,500, printing speeds measured in minutes per page for complex images, and output that does not support photoquality requirements. In the small office/home office market, most inkjet printers now support color but are typically limited by output speeds of one or less pages per minute. Although digital document engine manufacturers have developed contone (photoquality) hardware technology that is now capable of supporting high speed photoquality color printing, the output produced by today's digital document products, in many cases, continues to be limited by existing embedded imaging systems. Today's embedded imaging systems are challenged by the transition from monochrome to contone color output because the simultaneous implementation of four planes of color coupled with up to eight bits per pixel increases the digital document data stream by a factor of up to thirty-two. As a result, there is need for embedded imaging systems that can support the accelerated performance requirements of color output.

  Increased Reliance on Outsourcing. In addition to the engineering challenges generated by changing technology, digital document product manufacturers increasingly are subject to a variety of market pressures. Competition in the marketplace, coupled with end-user demand for greater performance at reduced cost and shortening product life cycles, has created a growing need to reduce time-to-market and engineering costs. Digital document product manufacturers increasingly are electing to outsource imaging software and supporting electronics design to embedded imaging systems suppliers in order to include new imaging technologies and minimize development time and cost. The increased role of networking, the emergence of

MFPs, the demand for color imaging and the increased technical complexity associated with products meeting these market changes have accelerated this trend towards outsourcing. As digital document product manufacturers move to incorporate imaging technologies from outside suppliers, their internal resources are freed to focus on their core competencies in product differentiation, marketing and distribution. Additionally, there has been no established comprehensive embedded imaging system standard for the digital document product industry to date. However, as the digital document product market sectors converge and as the complexity of imaging technology intensifies, the Company believes digital document product manufacturers will realize a significant competitive advantage by utilizing a single open embedded imaging system standard across all digital document product market sectors.

THE PEERLESS SOLUTION

  Peerless is a leading provider of embedded imaging systems for the digital document product market. The Company's family of products and engineering services provides advanced embedded imaging technologies that enable the Company's OEM customers to develop digital printers, copiers and MFPs quickly and cost effectively.

  The Company's embedded imaging system solution is based on its proprietary object-based image processing technology, which can reduce the size of digital document product imaging files with virtually no noticeable loss of visual quality. This proprietary technology enables the Company's OEM customers to reduce memory cost and increase print quality and speed while eliminating or reducing the need for the use of a compression technology. When optimized, this component of the embedded imaging system can provide significant cost savings and performance differentiation to digital document product manufacturers.

  The Company has designed its embedded imaging technology with a modular architecture that addresses a broad spectrum of digital document product technologies and that may be tailored to an individual OEM's requirements. Peerless offers its OEMs the flexibility to add functionality, such as networking support, languages or multifunction features and, in the future, color, to their digital document products as their needs dictate. Peerless also offers engineering services to allow OEMs to outsource the development of the entire embedded imaging system for a digital document product. As a result, the Company provides OEMs with the ability to offer a broadened array of digital document products, further leveraging their core investment in the Peerless imaging solution. The Company's imaging solutions include the following technologies and services:

  Real-time, Scalable, Multitasking and Distributed Operating System. The Company has designed its real-time, 32-bit PeerlessPage Imaging Operating System and supporting technology to accelerate image processing and to enhance resolution. The scalable nature of the Company's technology enables it to serve both the low-cost and high-performance sectors of the market. As a result, the Company's solution has been licensed for a wide range of applications, from personal printers to shared high speed digital document products. The multitasking operating system employed in the Peerless imaging solution also enables the Company to manage concurrent processing of digital document product tasks for the MFP marketplace. Furthermore, the Peerless imaging solution may be implemented to operate in a distributed fashion, allowing for portions of the imaging processing task to take place in the originating host computer, in the digital document product, or elsewhere in the network. As a result, Peerless technology provides OEMs with the flexibility to offer a range of performance and configuration options.

  Standards-Based Language Offerings. The Company provides its OEMs with page description languages ("PDLs") that conform to the most widely used standards today, Adobe's PostScript Software and Hewlett-Packard's Printer Control Language ("PCL"). The Company offers PeerlessPrint technology, which emulates Hewlett-Packard's PCL. The Company also cooperates with Adobe to deliver Adobe's PostScript Software. As a result, the Company's OEMs are able to obtain a complete imaging solution, including PDLs, from a single source. In addition, Peerless is developing a PC-based printing language, WinEXPRESS.

  ASIC Solutions. The Company designs application specific integrated circuit ("ASIC") solutions for the digital document product marketplace that provide a silicon-based implementation of key components of its imaging software. The Company has designed an integrated processor combining its basic digital document product functionality with an industry-standard 32-bit microprocessor. For the high-performance sector of the market, the Company offers specialized co-processors that accelerate the Peerless imaging software and incorporate controller functionality and imaging features to provide both cost savings and performance enhancements.

  Networking Solutions. The Company has designed a standardized networking interface, the Peerless Standard Input/Output ("PSIO") interface, to enable its digital document product OEMs to reduce custom development costs for their networking solutions. In addition, Peerless supports a broad array of networking protocols, allowing its OEM customers to address the majority of end-user networking requirements. To accommodate the need for remote network management of digital document products over LANs and across wide area networks, including intranets, the Company supplies management information block ("MIB") tables that may be utilized by open industry-standard network management systems.

  Engineering Services. For those OEMs that wish to outsource the development of some or all of the embedded imaging system for a digital document product, the Company offers engineering services to design a comprehensive solution. This can include controller design and custom engineering for vendor-specific features that complement the Company's standard imaging solutions.

PEERLESS STRATEGY

  The Company's objective is to become the leading supplier of embedded imaging systems technology for digital document products. Key elements of the Company's strategy to accomplish this objective are as follows:

  Maintain and Enhance Market Leadership Position. The Company's standardized embedded imaging system has been adopted by major digital document product vendors such as Canon, Digital Equipment Corporation, IBM and Xerox. The Company believes that OEMs increasingly are demanding broad expertise and a common embedded imaging systems foundation from embedded systems suppliers in order to accelerate time-to-market and to allow them to focus on their core competencies. The Company believes that its expertise and technology meet these demands and intends to expand its customer base and assist its new and existing OEMs in extending their product lines into new market sectors, thereby achieving wider market penetration of the Company's family of imaging solutions. The Company believes that its imaging technology can be extended to additional markets other than digital document products and may pursue such markets as they evolve.

  Extend Technology Leadership. The Company's strategy is to continue to introduce embedded imaging technology innovations designed to increase performance, reduce cost and address a broader range of emerging digital document product requirements, including MFP and color applications. Furthermore, the Company's goal is to establish certain basic components of its embedded imaging system solution, notably its imaging operating system and its PSIO interface, as de facto standards for the digital document product industry. The Company believes it can achieve reduced costs for its OEM customers through multivendor acceptance of its standardized solutions.

  Develop and Enhance Strategic Relationships. The Company intends to develop and enhance its relationships with key participants in the digital document product market. For example, the Company is a licensed third-party co-developer of Adobe. The Company provides a high-performance, integrated Adobe PostScript solution which permits its OEM customers to benefit from the entire family of the Company's imaging products in a multiple language printing environment. Adobe, as the sole limited partner of Adobe Ventures, L.P., currently has a significant equity position in the Company. See "Principal and Selling Stockholders."

  Extend Product Line. The Company targets both the high-performance and the low-cost sectors of the digital document product market. For the high-performance sector, the Company focuses on direct OEM relationships with digital document product vendors by offering its high-performance family of imaging products complemented by semi-customized and/or turnkey solutions. The Company is also extending its high-performance products into the MFP and, in the future, color markets. For the low-cost sector, the Company has designed ASICs that contain a standardized, basic set of document imaging software coupled with a microprocessor core provided by a semiconductor manufacturer. These ASICs are manufactured by companies such as Motorola, which market these semiconductor solutions directly to OEMs addressing the low-cost sector of the digital document product market.

  Leverage Engineering Services. The Company provides engineering services to its OEMs, when requested, to provide comprehensive solutions or to customize the Company's technology in accordance with specific needs. In doing so, the Company distinguishes itself from those third-party systems providers that do not have the ability to provide comprehensive solutions and must limit their sales to licensing of existing, generic technology. By providing engineering services, the Company enhances its embedded imaging systems expertise which it can then use to improve the technology for its standard products.

  Implementation of the Company's strategy is subject to numerous risks and uncertainties. See "Risk Factors--Dependence on Market Success of Third Parties," "--Risks Associated with Technological Change; Dependence on the Digital Document Product Market," "--Risks Associated with Product Development; Product Delays," "--Risks Associated with Developing Markets" and "--Competition."

TECHNOLOGY

  The Company strives to develop for the embedded imaging systems marketplace unique technologies that provide meaningful improvements in performance and cost for Peerless' OEMs. The Company incorporates complementary technologies, or makes its technologies compatible with third-party technologies, in order to provide its customers with a more comprehensive imaging solution.

  Object-Based Image Processing. Most embedded imaging systems utilize similar methods of processing document imaging information. They convert a file that represents a document page into a bitmap and then process all page elements as a collection of pixels. Because bitmaps generate large files, the image processing task can become time-consuming, requiring subsequent document pages to be stored in memory while previous pages are being processed. To accommodate memory limitations, file compression technologies are often utilized. These compression technologies frequently result in a loss of clarity and detail in the printed document and require significant processing power.

  Peerless has developed a proprietary approach to the embedded imaging task. Rather than recognizing a page image as a collection of pixels, the Peerless object-based image processing technology recognizes basic imaging elements in the document, differentiating between text, line art and photographs much as the human eye does. Peerless' software then creates a display list of image objects as an intermediate representation of the document to be printed. This display list is a more concise means of representing the imaging information of the document, enabling complex imaging data to be processed more quickly and with less memory, typically without resorting to compression techniques that degrade the image. For high-performance applications, the display list can be processed in real-time with assistance from a Peerless-designed graphics co-processor embedded in the digital document product. Because Peerless technology can enable the page image to be processed in real-time, concurrent with the transmission of the document print file, memory requirements can be reduced and performance can be enhanced. Furthermore, the image quality or resolution can be reduced to accommodate limitations in the digital document product's memory, or progressively enhanced by installation of additional digital document product memory. The Company's object-based image processing technology provides more significant benefits as the image processing workload increases, which occurs with increased resolution or a transition from monochrome to color. The Company was recently issued two patents covering certain aspects of its object-based imaging approach.

  Systems Architecture. Many embedded imaging systems in use today were custom designed for a specific range of digital document product imaging requirements in dedicated applications. In contrast, the Company's imaging solution implements a general-purpose imaging architecture. The Company has developed standardized interfaces for the Company's family of solutions that enable the Peerless imaging solution to be ported to a variety of platforms, languages and applications. For example, the standardized PeerlessPage interface provides the ability to support multiple printing languages, and the PeerlessPage Imaging Operating System is both platform- and device-independent and able to accommodate a variety of print engines and controller architectures. The Company has also developed an applications interface that enables the support of features such as spooling, stored macros, stored forms, electronic collation and stapling.

  The Company's architecture employs a modular and layered structure to accommodate segmentation of the Peerless imaging solution. The Company believes that this modular architecture will become increasingly important to its competitive position as the imaging industry evolves. For example, the ability to partition portions of the Peerless embedded imaging solution into separate modules that can reside in independent locations on the network allows the Company to address emerging applications such as host-based printing.

  Technology Partners. As part of its technology strategy, the Company has established relationships that permit it to offer to its customers complementary technologies through technology partners. For example, Peerless has licensed (for internal development purposes) the right to use Adobe's PostScript Software to enable the Company's products to be used with Adobe's PostScript Software, and the Company's relationship with Adobe permits the Company to offer a convenient and optimized Adobe PostScript-enabled solution. Furthermore, the Company has a relationship with Emulex which enables the Company to support network printing under a wide range of networking technologies. In addition, the Company incorporates font rasterizers into its imaging solution to enable its OEMs to license font technology from providers such as Agfa and Bitstream.

  For a discussion of certain risks relating to the Company's technology, see "Risk Factors--Dependence on Adobe Relationships," "Dependence on Sole Source Providers" and "--Dependence on Intellectual Property Rights; Risk of Infringement; Trademark Disputes."

CUSTOMERS AND MARKETS

  Customers

  Peerless markets its imaging products to OEMs manufacturing digital document products for the high-performance sector of the office market and to semiconductor OEMs in the low-cost sector of the office and personal use market. In recent years, the Company has derived substantially all of its revenues from direct sales to digital document product OEMs. OEM customers and their digital document products incorporating the Company's technologies include:

                           SELECTED PEERLESS OEM CUSTOMERS
- ---------------------------------------------------------------------------------
      OEM
    CUSTOMER     OEM PRODUCTS        DESCRIPTION      PEERLESS PRODUCTS INCLUDED
- ---------------------------------------------------------------------------------
  Canon        GP-55F, GP-30F    30ppm MFP           PeerlessPage,
               Multi-PDL-A1                          PeerlessPrint5E, Adobe
                                                     PostScript Integration
            ---------------------------------------------------------------------
               LBP-1260 Plus     12ppm Laser Printer PeerlessPage,
                                                     PeerlessPrint5E, Adobe
                                                     PostScript Integration,
                                                     QuickPrint 1600, PSIO
            ---------------------------------------------------------------------
               Laser Shot        8ppm Kanji Laser    PeerlessPage, Adobe
               LBP-730           Printer             PostScript Integration,
                                                     QuickPrint 1700, PSIO
- ---------------------------------------------------------------------------------
  Digital      5100              8ppm Laser Printer  PeerlessPage,
  Equipment                                          PeerlessPrint5E, Adobe
                                                     PostScript Integration, PSIO
            ---------------------------------------------------------------------
  Corporation  LN17              17ppm Laser Printer PeerlessPage,
                                                     PeerlessPrint5E, Adobe
                                                     PostScript Integration, PSIO
- ---------------------------------------------------------------------------------
  IBM          Network Printer   12, 17, 24ppm Laser PeerlessPage,
               12, 17, 24        Printers            PeerlessPrint5E, Adobe
                                                     PostScript Integration,
                                                     QuickPrint 1700, PSIO,
                                                     Peerless Printer MIB
- ---------------------------------------------------------------------------------
  Xerox        4505, 4510, 4520  5, 10, 20 ppm Laser PeerlessPage,
                                 Printers            PeerlessPrint5E, Adobe
                                                     PostScript Integration, PSIO
            ---------------------------------------------------------------------
               DocuPrint 4517    17ppm Laser Printer PeerlessPage,
                                                     PeerlessPrint5E, Adobe
                                                     PostScript Integration, PSIO

  For a discussion of certain risks relating to the Company's reliance on its OEM customers, see "Risk Factors--Dependence on Market Success of Third Parties" and "--Concentration of OEM Customers."

  Markets

  High-Performance Digital Document Product Market. The high-performance sector of the digital document product market is characterized by digital document products ranging in price from approximately $1,000 to in excess of $20,000 each. These products typically offer high performance differentiated by customized features. In many cases, digital document product manufacturers demand turnkey, customized embedded imaging solutions that include imaging software, controller design and network interface card design. As a result of these unique requirements, Peerless typically addresses the high-performance sector of the digital document product market via direct OEM relationships with individual digital document product manufacturers. The Company's major digital document product manufacturer customers, based on percentage of total revenues, in the calendar year 1995 and the three months ended April 30, 1996, included: Xerox, with 25% and 19%, respectively; Canon, with 22% and 11%, respectively; and IBM, with 15% and 18%, respectively. Many of the services and licensing arrangements with the Company's OEMs are provided on a project-by-project basis, are terminable with limited or no notice, and, in certain instances, are not governed by long-term agreements.

  Small Office/Home Office Market. The low-cost sector of the digital document product market, sometimes called the Small Office/Home Office ("SOHO") market, is characterized by digital document products with prices under $1,000 that typically emphasize price/performance over customized features. In most instances, it is not cost effective for digital document product manufacturers to invest in a customized embedded imaging solution in addressing this market. For the SOHO market, Peerless has designed a family of ASICs that embed basic components of the Company's imaging software into semiconductor firmware. Peerless has licensed these designs to semiconductor manufacturers, such as Motorola, that have the rights to manufacture and sell these ASICs directly to digital document product manufacturers. Motorola sells a Peerless-based printing ASIC, the 68322, and pays Peerless a royalty on each ASIC sold. See "Risk Factors--Dependence on Sole Source Providers."

  For a discussion of certain risks relating to the Company's customers and markets, see "Risk Factors--Dependence on Market Success of Third Parties" and "--Concentration of OEM Customers."

PEERLESS PRODUCTS AND SOLUTIONS

  Peerless provides comprehensive solutions for embedded imaging system applications. The Company delivers its products to its OEM customers in two ways: licensing of the Company's standard imaging products for the OEM customer's internal product development; and turnkey product development whereby the Company provides the additional engineering services necessary to integrate the appropriate standard products into a complete embedded imaging system solution optimized to the OEM's specific requirements.

  Products

  The following table describes the Company's products and products under development and their applicable solutions.

                    PEERLESS PRODUCTS AND PRODUCTS UNDER DEVELOPMENT
- --------------------------------------------------------------------------------------
                                                             APPLICABLE SOLUTIONS
- --------------------------------------------------------------------------------------
                                                              MONO-
        PRODUCT                    DESCRIPTION               CHROME   MFP  COLOR

  Operating System
  PeerlessPage        Imaging Operating System                 X       X
                  --------------------------------------------------------------------
                      MFP Extensions                                   *
                  --------------------------------------------------------------------
                      Contone Color Extensions                              *

  Page Description Languages
                      HP PCL 5e Compatible Language
  PeerlessPrint5E     Interpreter                              X       X
- --------------------------------------------------------------------------------------
  PeerlessPrint5C     HP PCL 5C Compatible Color Language
                      Interpreter                                           *
- --------------------------------------------------------------------------------------
                      HP PCL 6 Compatible Language
  PeerlessPrint6      Interpreter                              *       *
- --------------------------------------------------------------------------------------
  Adobe PostScript    High Performance Integration of
  Integration         Adobe PostScript into PeerlessPage       X       X    *
- --------------------------------------------------------------------------------------
  WinEXPRESS          Windows-based Printer Language           *       *
- --------------------------------------------------------------------------------------
  Color WinEXPRESS    Windows-based Color Printer Language             *    *

  PC Software
  PeerlessPrint       Windows 95 / Windows 3.1 Printer
  Drivers             Drivers                                  *       *    *

  ASICs and Integrated Processors
  QuickPrint 1600     Imaging ASIC/Coprocessor                 X
- --------------------------------------------------------------------------------------
  QuickPrint 1700     Enhanced Imaging ASIC/Coprocessor        X       *    *
- --------------------------------------------------------------------------------------
  QuickPrint Color
  1800                Contone Imaging ASIC/Coprocessor         *       *    *
- --------------------------------------------------------------------------------------
  MC 68322            Integrated Printing Processor            X       X
  Networking Technology
  Peerless Standard
  I/O Interface
  (PSIO)              Networking Card Interface                X       *    *
- --------------------------------------------------------------------------------------
  Peerless Printer    Intranet Printer Management/Status
  MIBs                Reporting                                X       *    *

 X=Shipping
 *=Under development

  Development and commercialization of the Company's products and technology is subject to numerous risks and uncertainties, including risks associated with technological change, product development delays and difficulties, developing markets and dependence on the Company's OEMs, strategic relationships and the digital document product market. No assurance can be given that such products incorporating the Company's technology will be developed and shipped in a timely manner or at all. See "Risk Factors."

  Operating System. PeerlessPage is a complete imaging operating system including a high-performance real-time operating system kernel, printing engine driver, object-based image processing model, graphics library, font management, hard disk management, print job management and user control panel interface. Color extensions to PeerlessPage are currently under development to support the unique requirements of contone color printers, including contone image processing and industry standard color matching support. Extensions to support MFPs are under development to provide scanner management, electronic collation, and print, copy and fax multitasking capability.

  Page Description Languages. The Company provides a complete range of printing language products including PeerlessPrint5E, which provides compatibility with HP's PCL 5e language utilized in their LaserJet 4, 5P, 5L and 5Si line of laser printer products, as well as enhancements to support higher resolutions and added paper handling options. PeerlessPrint5C, currently under development, is being designed to provide compatibility with HP's PCL 5C utilized in their Color LaserJet color laser and high-end Inkjet products. Also under development is PeerlessPrint6, which will provide compatibility with HP's latest PCL 6 language utilized in their LaserJet 5 laser printer. As a third-party co-developer, the Company provides an optimized, high-performance integration of Adobe PostScript language into the PeerlessPage system for customers that separately license PostScript from Adobe. The Company's WinEXPRESS and Color WinEXPRESS languages, also under development, are being designed to provide an intelligent windows-based printing solution for low-cost monochrome and color printers and MFPs. See "Risk Factors--Dependence on Adobe Relationships."

  PC Software. The Company is currently developing PeerlessPrint drivers that are being designed to optimize the network printing process under Windows 95 and Windows 3.1 environments.

  ASICs and Integrated Processors. The Company's QuickPrint line of imaging ASIC co-processors integrates basic components of the Company's imaging system into a silicon solution to reduce product costs and enhance performance. The QuickPrint 1700 incorporates the latest object-based imaging technology and supports non-contone color printing solutions. The Company currently is developing the QuickPrint Color 1800, which is being designed to incorporate the Company's contone imaging model, significantly reduce the memory and processing power required for contone color laser printers and enhance printing of grey scale images on monochrome printers. The MC68322 integrated processor was developed in conjunction with Motorola to provide a single silicon solution for low-cost laser printers and MFPs.

  Networking Technology. The Company's Peerless Standard I/O Interface ("PSIO") provides a high speed multi-protocol networking interface for printer network interface cards. Peerless Printer MIB tables have been developed to utilize the open Simple Network Management Protocol ("SNMP") industry standard to enable management of printers over LANs and Intranets.

  Solutions

  The Company's products can be integrated to provide a wide range of scalable solutions:

  Monochrome Solution. The Company's monochrome solution targets low-cost networkable office laser printers with printing speeds from 1 to 40 pages per minute and printing resolutions from 600 to 1200 dots per inch. The Company's contone imaging technology, currently under development, will be utilized to provide photographic quality image printing on future monochrome products.

  Multifunction Solution. The Company's MFP imaging solutions target OEM requirements from lower cost networkable inkjet and laser-based MFP products to high speed copier-based MFP products. These solutions combine the Company's networkable imaging products with MFP-specific extensions to facilitate printing, copying, faxing and scanning by the same digital document product. The Company's solutions provide multifunction capability, but the Company does not provide stand-alone fax or copier solutions. Solutions support printing speeds from 1 to 40 pages per minute.

  Color Solution. The Company's color imaging solutions, currently under development, target OEM requirements for networkable color laser printers. These solutions are being designed to support color printing speeds from 1 to 10 pages per minute, 600 to 1200 dots per inch resolution and photographic contone color quality. The Company's proprietary object-based image processing technology is expected to reduce memory requirements for printing contone pages while simultaneously accelerating the document production process.

SALES AND MARKETING

  The Company markets its products directly to the leading OEMs that sell digital document products into the worldwide market. The Company directs most of its sales efforts through a sales office in Japan and its headquarters in California. Sales to European digital document products manufacturers are conducted out of the Company's California headquarters.

  The Company markets directly to OEMs and through focused public relations and branding programs. Direct OEM marketing consists of development of sales collateral, mailers, trade show attendance and sales support. The Company focuses its public relations effort on media read by OEM customers. The Company directs its branding programs at building the Company's brand awareness. These programs consist of public relations and Peerless product branding on its silicon and software products.

PRODUCT DEVELOPMENT AND ENGINEERING SERVICES

  The Company's product development activities are located at the Company's headquarters in El Segundo, California. As of June 25, 1996, the Company employed approximately 60 software and hardware design engineers, project managers and support staff. The primary activities of these employees are new product development, enhancement of existing products, product testing and technical documentation development. Accordingly, the Company's engineering personnel are divided into two primary development areas: research and development, which focuses on development and enhancement of the Company's core technologies; and engineering services, which focuses on customized design activities.

  The Company's research and development efforts focus on ongoing development of the Company's product family, including MFP and advanced color imaging technologies. Other research and development personnel are engaged in future technology development in such areas as corporate intranet applications. In addition, as applications evolve and become standardized, the research and development efforts harness the expertise acquired from the performance of engineering services to add standard application modules to the Company's product family. See "Risk Factors--Risks Associated with Developing Markets."

  The Company believes that its engineering services efforts provide the Company with a competitive advantage for its core product development by defining needs for new products, guiding future enhancements and testing new implementations. The engineering services personnel work closely with OEMs that desire a turnkey solution, developing customized interfaces and applications specific to individual OEMs. The Company typically receives a fee for such engineering services. As part of its corporate strategy, the Company leverages its engineering services capability to penetrate emerging market sectors where applications and interfaces have not fully evolved. As market sectors mature and applications become standardized, the engineering services requirement typically diminishes.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

  The Company's success is heavily dependent upon its proprietary technology. To protect its proprietary rights, the Company relies on a combination of patent, copyright, trade secret and trademark laws, nondisclosure and other contractual restrictions. The Company holds two patents issued in the United States, one of which is also issued in France, Germany and Great Britain. The issued patents relate to techniques developed by the Company for generating output for continuous synchronous raster output devices such as laser printers using a smaller amount of memory than would be required without using the Company's technology. One of the two U.S. patents was issued on March 26, 1996 and the other patent was issued on April 16, 1996. The patent term of the U.S. patents is 17 years from the issue date subject to the payment of required maintenance fees. The patents granted in Great Britain, France and Germany were issued on February 14, 1996. The term of the European patents is 20 years from the filing date of August 2, 1991, subject to an opposition period that will expire November 14, 1996 and payment of required renewal fees. The Company has one patent application pending in Japan and six patent applications pending in the United States. There can be no assurance that patents held by the Company will not be challenged or invalidated, that patents will issue from any of the Company's pending applications or that any claims allowed from existing or pending patents will be of sufficient scope or strength (or issue in the countries where products incorporating the Company's technology may be sold) to provide meaningful protection or any commercial advantage to the Company. In any event, effective protection of intellectual property rights may be unavailable or limited in certain countries. The status of United States patent protection in the software industry is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents. Patents have been granted to fundamental technologies in software after the development of an industry around such technologies, and patents may be issued, to third parties that relate to fundamental technologies related to the Company's technology.

  As part of its confidentiality procedures, the Company generally enters into nondisclosure agreements with its employees, consultants, OEMs and strategic partners and limits access to and distribution of its software and other proprietary information. Despite these efforts, the Company may be unable to effectively protect its proprietary rights and, in any event, enforcement of the Company's proprietary rights may be expensive. The Company's source code also is protected as a trade secret. However, the Company from time to time licenses its source code to OEMs, which subjects the Company to the risk of unauthorized use or misappropriation despite the contractual terms restricting disclosure. In addition, it may be possible for unauthorized third parties to copy the Company's products or to reverse engineer or obtain and use the Company's proprietary information.

  As the number of patents, copyrights, trademarks and other intellectual property rights in the Company's industry increases, products based on its technology increasingly may become the subject of infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future. Any such claims, regardless of merit, could be time consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all, which could have a material adverse affect on the Company's operating results. In addition, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation to determine the validity of any claims, whether or not such litigation is determined in favor of the Company, could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel from productive tasks. In addition, the Company may lack sufficient resources to initiate a meritorious claim. In the event of an adverse ruling in any litigation regarding intellectual property, the Company may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing or substituted technology. The failure of the Company to develop, or license on acceptable terms, a substitute technology if required could have a material adverse affect on the Company's operating results.

  The Company is aware of an unrelated corporation that is using the name "Peerless Systems Corporation," and the Company is in discussions with this corporation regarding the rights of both entities to use the name. Although the Company believes that it has prior right to the name, the other corporation has disputed the Company's position. No assurance can be given as to the ability of the Company to continue to use the name nor can any assurance be given as to the ability of the Company to acquire a license to or an assignment of the name from the corporation on reasonable terms or at all. The inability of the Company to do so could have a material adverse effect on the Company's operating results. In any event, the prosecution of claims or other litigation relating to the dispute could result in substantial costs to the Company, which also could have a material adverse effect on the Company's operating results.

COMPETITION

  The market for embedded imaging systems for digital document products is highly competitive and characterized by continuous pressure to enhance performance, to introduce new features and to accelerate the release of new products. The Company competes on the basis of technology expertise, product functionality, development time and price. The Company's technology and services primarily compete with solutions developed internally by OEMs. Virtually all of the Company's OEMs have significant investments in their existing solutions and have the substantial resources necessary to enhance existing products and to develop future products. These OEMs have or may develop competing embedded imaging systems technologies and may implement these systems into their products, thereby replacing the Company's current or proposed technologies, eliminating a need for the Company's services and products and limiting future opportunities for the Company. The Company therefore is required to persuade these OEMs to outsource the development of their embedded imaging systems and to provide products and solutions to these OEMs that cost-effectively compete favorably with their internally developed products. The Company also competes with software and engineering services provided in the digital document product marketplace by other systems suppliers to OEMs. In this regard, the Company competes with, among others, Xionics Document Technologies with respect to MFP embedded systems and Electronics for Imaging with respect to color technologies.

  As the industry continues to develop, the Company expects that competition and pricing pressures will increase from OEMs, existing competitors and other companies that may enter the Company's existing or future markets with similar or substitute solutions that may be less costly or provide better performance or functionality. The Company anticipates increasing competition for its color products under development, particularly as new competitors develop and enter products in this market. Some of the Company's existing competitors, many of its potential competitors and virtually all of the Company's OEMs have substantially greater financial, technical, marketing and sales resources than the Company. In the event that price competition increases, competitive pressures could cause the Company to reduce the amount of royalties received on new licenses and to reduce the cost of its engineering services in order to maintain existing business and generate additional product licensing revenues, which could reduce profit margins and result in losses and a decrease in market share. No assurance can be given as to the ability of the Company to compete favorably with the internal development capabilities of its current and prospective OEM customers or with other third-party embedded imaging system suppliers, and the inability to do so would have a material adverse effect on the Company's operating results.

EMPLOYEES

  As of June 25, 1996, the Company had a total of approximately 85 employees and 12 independent contractors. Of the Company's employees, approximately 60 were in engineering, 15 were in finance and administration, and 10 were in sales and marketing. None of the Company's employees is represented by a labor union, and the Company has never experienced any work stoppage. The Company considers its relations with its employees to be good. For a description of certain risks associated with the Company's employees, see "Risk Factors-- Dependence on Key Personnel."

PROPERTIES

  The Company leases its principal facilities, totalling approximately 30,000 square feet, in El Segundo, California. The lease expires in March 2001. The Company also has office space in Japan. The Company believes that suitable additional facilities or alternative space will be available in the future on commercially reasonable terms as needed.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  Executive officers and directors of the Company, and their ages as of July 31, 1996, are as follows:

 NAME                            AGE POSITION
 ----                            --- --------
 Edward A. Gavaldon............. 51  President, Chief Executive Officer and
                                     Chairman of the Board

 Hoshi Printer.................. 54  Vice President, Finance and
                                     Administration, Chief Financial Officer
                                     and Secretary

 Reginald Cardin................ 49  Vice President and Chief Technology
                                     Officer

 David R. Fournier.............. 43  Vice President, Sales and Field
                                     Operations

 Thomas B. Ruffolo.............. 43  Vice President, Marketing

 Stephen R. Butterfield......... 44  Vice President, Advanced Development

 Robert G. Barrett (1)(2)....... 51  Director

 Robert L. North (1)(2)......... 60  Director

 Lauren L. Shaw................. 52  Director

- ---------------------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

  Edward A. Gavaldon has served the Company as President, Chief Executive Officer and a director since January 1995 and as Chairman of the Board since July 1996. Prior to joining the Company, Mr. Gavaldon worked at Xerox Corporation for 23 years in various positions including: Manager, Strategy and Programs for Printing Products; Chief Engineer, High Speed Laser Printers; Vice President, Worldwide Marketing, Laser Printers; and most recently as Vice President/General Manager in the Desktop Laser Printer Business Unit. Mr. Gavaldon received an M.B.A. degree from the University of Southern California and a B.A. degree in economics from the University of California at Los Angeles.

  Hoshi Printer has served the Company as Vice President, Finance and Administration, Chief Financial Officer and Secretary since June 1996. Prior to joining the Company, Mr. Printer was Chief Financial Officer of: Neuron Data, a software tool company, from July 1995 to May 1996; Soane Technologies, a polymer technology company, from July 1994 to June 1995; and Catalytica, an environmental technology company, from January 1990 to June 1994. Mr. Printer also worked at Xerox Corporation for 17 years in various positions including 6 years as Vice President of Finance. Mr. Printer received an M.B.A. degree from Stanford University.

  Reginald Cardin has served the Company as Vice President and Chief Technology Officer since August 1995. Prior to joining the Company, Mr. Cardin worked at IBM for over 20 years in various positions including Manager, Presentation Integration and Programming Center Manager, Printing Systems. Mr. Cardin received a B.A. degree in biology and English from Tufts University.

  David R. Fournier has served the Company as Vice President, Sales and Field Operations since November 1991. Prior to joining the Company, Mr. Fournier held various sales management positions at Hamilton/Avnet, a semiconductor and computer systems distribution company, and Wyle Lab, a semiconductor and computer systems distribution company.

  Thomas B. Ruffolo has served the Company as Vice President, Marketing since August 1994 and as Director of Marketing from August 1991 to August 1994. Prior to joining the Company, Mr. Ruffolo was Director of Marketing at NewGen Systems, a page printer manufacturer, which he co-founded in 1988. Mr. Ruffolo received a B.S. degree in computer science from Colorado State University and an M.B.A. degree from Pepperdine University.

  Stephen R. Butterfield, a co-founder of the Company, has served as the Company's Vice President, Advanced Development since April 1982 and as the Company's Secretary from April 1982 until July 1996. Prior to founding the Company, Mr. Butterfield held various technical and management positions at AM Jacquard, an office automation and minicomputer manufacturer, including Director of Engineering.

  Robert G. Barrett has served the Company as a director since March 1991. He is a founder and a Managing Partner of Battery Ventures, a venture capital fund specializing in communication and software investment. Mr. Barrett serves as a director of Brooktrout Technology, Inc., Marcam Corporation and several privately held high technology companies. Mr. Barrett received a B.A. degree in history and an M.B.A. degree from Harvard University.

  Robert L. North has served the Company as a director since July 1996. Mr. North has been Chief Executive Officer and a Director of HNC Software Inc., a neural network technology company, since June 1987. For 21 years prior to that time he was employed by TRW, Inc. Electronic Systems Group, most recently as Vice President and General Manager. Prior to that time, he was a member of the technical staff for the Satellite Central Office of Aerospace Corporation. Mr. North received B.S. and M.S. degrees in electrical engineering from Stanford University.

  Lauren L. Shaw, a co-founder of the Company, has served as a director of the Company since 1982 and as an executive officer and Chairman of the Board of
Directors from 1982 to      1996. From the Company's inception until 1995, Mr.
Shaw also served as the Company's President and Chief Executive Officer. Mr. Shaw also co-founded AM Jacquard, an office automation and minicomputer manufacturer, where he served in various capacities, including as Vice President of Software Development and Vice President and Assistant General Manager. Mr. Shaw received a B.S. degree in mathematics from Milliken University.

  All directors hold office until the next annual meeting of stockholders and until their successors are duly elected or until their earlier resignation or removal. Officers are appointed to serve, subject to the discretion of the Board of Directors, until their successors are appointed. There are no family relationships among the current directors and officers of the Company.

BOARD COMMITTEES

  The Audit Committee of the Board of Directors was formed in 1991 to review the internal accounting procedures of the Company and to consult with and review the services provided by the Company's independent public accountants. The Compensation Committee of the Board of Directors was formed in 1991 to review and recommend to the Board of Directors the compensation and benefits of employees of the Company. The Compensation Committee also administers the issuance of stock options and other awards under the Company's stock plans.

DIRECTOR COMPENSATION

  Directors currently do not receive any cash compensation from the Company for their services as member of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board of Directors and Committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee presently consists of Robert G. Barrett and Robert L. North, who were not at any time during the fiscal year ended December 31, 1995, or at any other time, officers or employees of the Company.
Mr. Shaw served on the Compensation Committee until      1996 and during such
time also served as Chairman of the Board and an executive officer. The Company intends to enter into an agreement with Mr. Shaw in connection with his resignation as an executive officer of the Company. Barbara Renshaw, formerly an executive officer and director of the Company, is Mr. Shaw's wife. See "Certain Transactions."

EXECUTIVE COMPENSATION

  The following table sets forth the compensation earned by the Company's Chief Executive Officer and the Company's other four most highly compensated executive officers whose salary and bonus for the year ended December 31, 1995 were in excess of $100,000 (the "Named Executive Officers"):

                         SUMMARY COMPENSATION TABLE
                                                    ANNUAL          LONG-TERM
       NAME AND PRINCIPAL POSITION               COMPENSATION      COMPENSATION
       ---------------------------             ----------------    ------------
                                                                      AWARDS
                                                                   ------------
                                                                    SECURITIES
                                                                    UNDERLYING
                                                SALARY   BONUS       OPTIONS
                                               -------- -------    ------------
Edward A. Gavaldon....................... 1995 $153,211 $18,125      354,293
 President, Chief Executive Officer and
  Chairman of the Board
Lauren L. Shaw (1)....................... 1995  156,600  21,750          --
 Former Chairman of the Board and
  Executive Officer
David R. Fournier........................ 1995  110,000  32,170(2)       --
 Vice President, Sales and Field
  Operations
Stephen R. Butterfield................... 1995   98,280  21,924          --
 Vice President, Advanced Development and
  Former Secretary
Barbara R. Renshaw (1)................... 1995   98,280  21,924          --
 Former Vice President, Software
  Development and Treasurer

- ---------------------
(1) Mr. Shaw resigned as an executive officer and Chairman of the Board, and Ms. Renshaw resigned as an executive officer, subsequent to December 31, 1995. See "Certain Transactions" for a discussion of certain arrangements with Mr. Shaw.

(2)Includes sales commissions.

EMPLOYEE BENEFIT PLANS

  1992 Stock Option Plan. The Company's 1992 Stock Option Plan (the "1992 Plan") was adopted by the Board of Directors in September 1992, and was subsequently amended in June 1993, October 1994 and April 1995. The Board has authorized and reserved an aggregate of 1,055,000 shares of Common Stock for issuance under the 1992 Plan.

  The 1992 Plan provides for the grant of incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"), to employees and nonstatutory stock options to employees, directors and consultants of the Company and its affiliates. The 1992 Plan provides that it will be administered by the Board of Directors, or a committee appointed by the Board, which determines recipients and types of options to be granted, including the exercise price, number of shares subject to the option and the exercisability thereof. Currently, the 1992 Plan is administered by the Compensation Committee of the Board of Directors.

  The terms of stock options granted under the 1992 Plan generally may not exceed ten years. The exercise price of options granted under the 1992 Plan is determined by the Board of Directors, provided that (i) the exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the Common Stock on the date of the option grant and (ii) the exercise price for an incentive stock option cannot be less than 100% of the fair market value of the Common Stock on the date of the option grant.

  Options granted under the 1992 Plan vest at the rate specified in the option agreement. No stock option may be transferred by the optionee other than by will or the laws of descent or distribution or, for a nonstatutory stock option, pursuant to a qualified domestic relations order. An optionee whose relationship with the Company or any affiliate ceases for any reason (other than by death or permanent and total disability) may exercise options in the period following such cessation as may be determined by the Board of Directors

(not to exceed 3 months for an incentive stock option). Options may be exercised for up to twelve months after an optionee's relationship with the Company and any affiliate ceases due to death or disability.

  No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

  Shares subject to stock options that have expired or otherwise terminated without having been exercised in full again become available for the grant of options under the 1992 Plan.

  Upon certain changes in control of the Company, all outstanding options under the 1992 Plan shall either be assumed or substituted by the surviving entity or shall continue in full force and effect. If the surviving entity determines not to assume, continue or substitute such options, the options shall terminate if not exercised prior to such change in control. Options shall terminate if not exercised prior to a dissolution or liquidation of the Company.

  As of July 31, 1996, the Company had granted options to purchase 1,094,136 shares of Common Stock under the 1992 Plan and an additional 126,266 shares remained available for future grant. Of the options granted, options to purchase 893,882 shares of Common Stock were outstanding, options to purchase 165,402 shares had been canceled or had lapsed without being exercised and options to purchase 34,852 shares had been exercised. The 1992 Plan will terminate in September 2002 unless sooner terminated by the Board of Directors.

  1996 Equity Incentive Plan. In May 1996, the Board adopted the Company's 1996 Stock Option Plan (the "1996 Plan"). The Company's 1996 Equity Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors in July 1996 as an amendment and restatement of the Company's 1996 Plan. The Board has authorized and reserved an aggregate of 1,266,666 shares of Common Stock for issuance under the Incentive Plan.

  The Incentive Plan provides for the grant of incentive stock options to employees and nonstatutory stock options, restricted stock purchase awards and stock bonuses to employees, directors and consultants. The Incentive Plan provides that it will be administered by the Board of Directors or a committee appointed by the Board, which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.

  The terms of stock options granted under the Incentive Plan generally may not exceed 10 years. The exercise price of options granted under the Incentive Plan is determined by the Board of Directors, provided that the exercise price for an incentive stock option cannot be less than 100% of the fair market value of the Common Stock on the date of the option grant and the exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the Common Stock on the date of the option grant. Options granted under the Incentive Plan vest at the rate specified in the option agreement.

  No incentive stock option may be transferred by the optionee other than by will or the laws of descent or distribution, provided that the Board of Directors may grant a nonstatutory stock option that is transferable and an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose relationship with the Company or any affiliate ceases for any reason (other than by death or permanent and total disability) may exercise options in the three-month period following such cessation (unless such options terminate or expire sooner or later by their terms). Options may be exercised for up to twelve months after an optionee's relationship with the Company and its affiliates ceases due to death or disability (unless such options expire sooner by their terms).

  No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

  Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full (or vested in the case of restricted stock awards) shall again become available for future grant of awards under the Incentive Plan. The Board of Directors has the authority to reprice outstanding options and to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares.

  Restricted stock purchase awards granted under the Incentive Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule and a price determined by the Board of Directors. Restricted stock purchases must be at a price equal to at least 85% of the stock's fair market value on the award date, but stock bonuses may be awarded in consideration of past services without a purchase payment. Rights under a stock bonus or restricted stock bonus agreement may not be transferred other than by will, the laws of descent and distribution or a domestic relations order while the stock awarded pursuant to such an agreement remains subject to the agreement.

  Upon certain changes in control of the Company, all outstanding awards under the Incentive Plan shall either be assumed or substituted by the surviving entity or shall continue in full force and effect. If the surviving entity determines not to assume, continue or substitute such awards, with respect to person then performing services as employees, directors or consultants, the time during which such awards may be exercised shall be accelerated and the awards terminated if not exercised prior to such change in control.

  As of July 31, 1996, the Company had granted options to purchase 556,243 shares of Common Stock under the Incentive Plan and an additional 712,589 shares remained available for future grant. Of the options granted, options to purchase 554,077 shares of Common Stock were outstanding, options to purchase 2,166 shares had been canceled or had lapsed without being exercised and no options had been exercised. The Incentive Plan will terminate in July 2006 unless sooner terminated by the Board of Directors. As of July 31, 1996, no stock bonuses or restricted stock had been granted under the Incentive Plan.

  The Board of Directors has adopted resolutions providing for the automatic grant, under the 1996 Plan, of: (i) an option to purchase 13,333 shares of Common Stock to each non-employee director who is first elected to the Board of Directors upon completion of this offering; and (ii) an option to purchase 3,333 shares of Common Stock on the date of each annual stockholder meeting beginning in 1997 to each non-employee director who has served continuously as a non-employee director for at least six months immediately prior to such annual meeting. The options vest at a rate of 25% on the first anniversary of the date of grant and 1/48th of the shares subject to the option each month thereafter for the following three years. The Board approved similar grants to Messrs. Shaw, North and Barrett in July 1996.

  Employee Stock Purchase Plan. In July 1996, the Company's Board of Directors approved the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 300,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months.

  Employees are eligible to participate if they are employed by the Company or an affiliate of the Company designated by the Board of Directors and meet eligibility standards established by the Board of Directors in accordance with Code section 423. Employees who participate in an offering can have up to 15% of their earnings withheld pursuant to the Purchase Plan and applied, on specified dates determined by the Board of

Directors, to the purchase of shares of Common Stock. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company and its affiliates.

  In the event of certain changes of control, the Company and the Board of Directors has discretion to provide that each right to purchase Common Stock will be assumed or continue in full force and effect or a similar right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control. The Purchase Plan will terminate at the Board of Directors' discretion.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1995 to each of the Named Executive Officers:

                                          INDIVIDUAL GRANTS
                         ----------------------------------------------------
                                                                              POTENTIAL REALIZABLE VALUE
                                                                                AT ASSUMED ANNUAL RATES
                         NUMBER OF       PERCENTAGE                                 OF STOCK PRICE
                         SECURITIES   OF TOTAL OPTIONS                               APPRECIATION
                         UNDERLYING GRANTED TO EMPLOYEES EXERCISE                  FOR OPTION TERM(4)
                          OPTIONS        IN FISCAL         PRICE   EXPIRATION ---------------------------
          NAME           GRANTED(1)     1995 (%)(2)      ($/SH)(3)    DATE         5%            10%
          ----           ---------- -------------------- --------- ---------- ------------- -------------
Edward A. Gavaldon......  354,293           71.5%          $1.43    01/04/05  $     317,508 $     804,629

- ---------------------
(1) The options are incentive stock options with vesting based either on time or on performance. Time-based vesting generally occurs over 60 months, with 20% of the shares vesting annually. These options provide for accelerated vesting of 60% of the shares upon the completion of an initial public offering with the remaining shares to vest at a rate of 50% annually over the next two years.
(2) Based on an aggregate of 495,622 options granted to employees of the Company in 1995, including the Named Executive Officers.
(3) The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors.
(4) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated by assuming that the stock price on the date of grant as determined by the Board of Directors appreciates at the indicated annual rate compounded annually for the entire term of the option and the option is exercised and sold on the last day of its term for the appreciated stock price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

AGGREGATED FISCAL YEAR-END OPTION VALUES

  The following table sets forth for each of the Named Executive Officers the number and value of securities underlying unexercised options held by the Named Executive Officers at December 31, 1995. No Named Executive Officer exercised stock options during the fiscal year ended December 31, 1995.

                                 NUMBER OF SECURITIES
                                UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                      OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                  DECEMBER 31, 1995(#)    DECEMBER 31, 1995($)(1)
                NAME           EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
                ----           ------------------------- -------------------------
      Edward A. Gavaldon......           0/354,293                 $0/$79,716
      Lauren L. Shaw..........          60/0                      $65/$0
      David R. Fournier.......      41,605/19,378             $25,006/$14,201
      Stephen R. Butterfield..          60/0                      $65/$0
      Barbara B. Renshaw......          60/0                      $65/$0

- ---------------------
(1) Value realized and value of unexercised in-the-money options is based on the fair market value of $1.65 per share of the Company's Common Stock, minus the exercise price on December 31, 1995, multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENT

  The Company intends to enter into an employment agreement with Edward A. Gavaldon. The agreement will provide that Mr. Gavaldon will serve as Chief Executive Officer and President. The agreement will provide for payment of a base salary of $175,000 with a bonus of up to $75,000 annually. The agreement will also provide that all of Mr. Gavaldon's outstanding options will be accelerated in the event of the acquisition or change in control of the Company or a sale of all or substantially all of the Company's assets. In the event that the Company terminates Mr. Gavaldon without cause, the Company will be required to pay Mr. Gavaldon his base salary for an additional one year period and will vest his options for at least an additional six months. See "Certain Transactions" for a discussion of certain arrangements between the Company and Lauren L. Shaw.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  As permitted by the Delaware General Corporation Law (the "Delaware Law"), the Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the directors' duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derives any improper personal benefit. In addition, the Company's Bylaws provide that any director or officer who was or is a party or is threatened to be made a party to any action or proceeding by reason of his or her services to the Company will be indemnified to the fullest extent permitted by the Delaware Law.

  The Company has entered into indemnification agreements with each of its directors and executive officers pursuant to which the Company has agreed to indemnify each of them against expenses and losses incurred for claims brought against them by reason of their being a director or executive officer of the Company. In addition, the Company maintains directors' and officers' liability insurance.

  There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or executive officer.

                             CERTAIN TRANSACTIONS

  In June, July and October 1993, the Company issued an aggregate of 1,501,177 shares of Series B Preferred Stock and warrants to purchase an aggregate of 615,635 shares of Common Stock to a group of accredited investors, including Lauren L. Shaw, a director and principal stockholder of the Company, who purchased 27,097 shares of Series B Preferred Stock and warrants to purchase 11,200 shares of Common Stock, Battery Ventures II, L.P. ("Battery Ventures"), a principal stockholder of the Company, which purchased 263,070 shares of Series B Preferred Stock and warrants to purchase 106,666 shares of Common Stock, and Adobe, a principal stockholder of the Company, which purchased 430,108 shares of Series B Preferred Stock and warrants to purchase 177,777 shares of Common Stock, for cash and the cancellation of indebtedness in the aggregate amount of $3,490,264. Robert G. Barrett, a director of the Company, is a Managing Partner of ABF Partners II, L.P., the general partner of Battery Ventures, and Adobe from time to time has designated a representative to serve on the Company's Board of Directors. Adobe currently holds its equity position in the Company as the sole limited partner of Adobe Ventures L.P., a principal stockholder of the Company.

  In September 1992 and June 1993, the Company entered into a Third Party Development and License Agreement (the "Third Party Agreement") and a PCL Development and License Agreement (the "PCL Agreement"), respectively, each of which has been subsequently amended, with Adobe, a principal stockholder of the Company. Under the Third Party Agreement, the Company licenses (for internal development purposes) Adobe's PostScript Software from Adobe so that the Company can port and support versions of the Company's products that may be used in conjunction with Adobe's PostScript Software by Adobe's OEMs. The Company has paid Adobe a fee for this license and may pay Adobe additional fees for additional rights that Adobe may grant to the Company. In addition, Adobe pays royalties to the Company in connection with the distribution by Adobe's OEMs of products that the Company has enabled to be used with Adobe's PostScript Software. The Third Party Agreement has a term of five years and is renewable biannually thereafter. Under the PCL Agreement, the Company develops versions of the Company's PCL products that can be used with Adobe's PostScript Software, and Adobe licenses these products for sublicense to its OEMs. In return for this license, Adobe pays royalties to the Company for each such product that it causes to be shipped or delivered to end-users. The PCL Agreement has a term of 20 years and is renewable annually thereafter. During 1993, 1994 and 1995 and the three months ended April 30, 1996, the Company recognized revenues of $229,000, $629,000, $707,000 and $725,000, respectively, arising from these license agreements and engineering services arrangements with Adobe.

  In October 1995, the Company issued $3,070,000 in aggregate principal amount of its convertible debentures (the "Debentures") to private investors including entities affiliated with Morgan Keegan & Company, Inc., a principal stockholder of the Company, which purchased $2,000,000 principal amount of Debentures, and Battery Ventures, which purchased $500,000 principal amount of Debentures. The Debentures bear interest at 7% annually, mature in 2001 and will convert into Common Stock at the rate of $2.63 per share upon the closing of this offering.

  In January 1995, the Company entered into an employment agreement with Lauren L. Shaw, a director and principal stockholder of the Company, and the Company intends to amend this agreement in connection with Mr. Shaw's resignation as an executive officer. The employment agreement, as amended, will provide, among other things, that the Company will pay Mr. Shaw $195,750 in consideration of, among other things, an agreement not to compete for up to three years.

  In July 1996, the Company and Battery Ventures agreed to amend a warrant to purchase 66,666 shares of Common Stock. The amendment increased the exercise price, extended the term and included a limited release in favor of the Company related to the exercise of the warrant.

  The Company intends to enter into an employment agreement with Edward A. Gavaldon. See "Management--Employment Agreement."

  The Company has entered into indemnification agreements with its directors and executive officers.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of July 31, 1996 and as adjusted to give effect to the sale of the shares of Common Stock offered hereby, by (i) each person (or group of affiliated persons) known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each Named Executive Officer, (iv) each Selling Stockholder and (v) all of the Company's directors and executive officers as a group. Unless otherwise specified, the address of all five percent stockholders is the address of the Company set forth herein.

                          SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                              OWNED PRIOR            SHARES        OWNED AFTER
                          TO THE OFFERING (1)        TO BE       THE OFFERING(1)(2)
                          -----------------------   SOLD IN    -----------------------
NAME AND ADDRESS            NUMBER     PERCENT    THE OFFERING   NUMBER     PERCENT
- ----------------          ------------ ---------- ------------ ------------ ----------
Battery Ventures II,
L.P. (3)................     1,617,048     21.0%         --       1,617,048     15.8%
 Robert G. Barrett
 Battery Ventures
 200 Portland Street
 Boston, MA 02114
Lauren L. Shaw and
Barbara B. Renshaw
(4)(5)..................     1,518,275     19.7     867,218         651,057      6.4
Entities affiliated with
Morgan Keegan & Company,
Inc. (6) ...............       761,904      9.9     152,381         609,523      6.0
 Morgan Keegan Tower
 Fifty Front Street
 Memphis, TN 38103
Adobe Ventures L.P. (7).       596,840      7.7          --         596,840      5.8
 One Bush Street
 San Francisco, CA 94104
Stephen R. Butterfield
(8).....................       378,826      4.9      37,883         340,943      3.3
Edward A. Gavaldon (9)..       215,608      2.7          --         215,608      2.1
David R. Fournier (10)..        68,194        *       6,819          61,375        *
Thomas B. Ruffolo (11)..        52,036        *       5,204          46,832        *
Hoshi Printer (12)......        19,699        *          --          19,699        *
Reginald Cardin (13)....        18,366        *       1,837          16,529        *
All directors and
 executive officers as a
 group
 (9 persons) (14).......     3,888,052     48.4     918,961       2,969,091     28.2
OTHER SELLING
 STOCKHOLDERS
Steven K. Nelson (15)...       230,100      3.0      23,010         207,090      2.0
Robert F. Hossley (16)..       198,005      2.6      19,801         178,204      1.7
William Bailey (17).....       165,480      2.1      16,548         148,932      1.5
Comdisco, Inc. (18).....       116,513      1.5      58,257          58,256        *
Silicon Valley Bank
 (19)...................        34,665        *      17,333          17,332        *
William S. Wood (20)....        32,502        *      10,666          21,382        *
Bayview Investors,
 Ltd. ..................        27,509        *      27,509              --       --
Larry Feldman (21)......        16,366        *       1,637          14,729        *
Cary Kimmel (22)........         6,366        *          37           5,721        *
First Portland
 Corporation (23) ......         3,260        *       3,260              --       --

- ---------------------
  *Represents beneficial ownership of less than one percent.
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 7,702,618 shares of Common Stock outstanding as of July 31, 1996 and 10,202,618 shares of Common Stock outstanding after completion of this offering.
 (2) Assumes that the Underwriters' over-allotment option to purchase up to 562,500 shares from the Selling Stockholders is not exercised.
 (3) Robert G. Barrett, a director of the Company, is a Managing Partner of ABF Partners II, L.P., the general partner of Battery Ventures. Mr. Barrett may be deemed to have voting and investment power over the shares held by Battery Ventures. He disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
 (4) Represents (i) 65,000 shares held by Mr. Shaw, a director and former executive officer and Chairman of the Board of the Company, individually;
     (ii) 91,667 shares held by Barbara B. Renshaw, an employee and former executive officer and director of the Company, individually; (iii) 118,155 shares held by Mr. Shaw and Ms. Renshaw, jointly; (iv) 308,333 shares held in the Lauren L. Shaw 1996 Trust; (v) 308,333 shares held in the Barbara B. Renshaw 1996 Trust and (vi) 626,667 shares held in the Renshaw/Shaw Charitable Remainder Trust. Also includes an aggregate of 120 shares issuable pursuant to options exercisable within 60 days of July 31, 1996, by Mr. Shaw and Ms. Renshaw. Mr. Shaw disclaims beneficial ownership of shares held by Ms. Renshaw, individually, and the shares held in the Barbara B. Renshaw 1996 Trust. Ms. Renshaw disclaims beneficial ownership of shares held by Mr. Shaw, individually, and shares held in the Lauren L. Shaw 1996 Trust. Mr. Shaw and Ms. Renshaw are married.
 (5) Of the shares held by Mr. Shaw and Ms. Renshaw: 65,000 shares are being sold by Mr. Shaw, individually; 91,667 shares are being sold by Ms. Renshaw, individually; 118,155 shares are being sold by Mr. Shaw and Ms. Renshaw, jointly; and 592,396 shares are being sold by the Renshaw/Shaw Charitable Remainder Trust.
 (6) Represents (i) 573,333 shares of Common Stock held by Morgan Keegan Merchant Banking Fund II, L.P., of which 114,286 shares are being sold in this offering, and (ii) 188,571 shares of Common Stock held by Morgan Keegan Merchant Banking Fund, L.P., of which 38,095 shares are being sold in this offering.
 (7) Adobe is the sole limited partner of Adobe Ventures L.P., and H&Q Adobe Ventures Management L.P., is the sole general partner of Adobe Ventures L.P.
 (8) Includes 60 shares issuable pursuant to options exercisable within 60 days of July 31, 1996. Mr. Butterfield is Vice President, Advanced Development and former Secretary of the Company.
 (9) Includes 70,858 shares issuable pursuant to options exercisable within 60 days of July 31, 1996 and 141,717 shares issuable upon completion of this offering. Mr. Gavaldon is President, Chief Executive Officer and Chairman of the Board of the Company.
(10) Includes 44,709 shares issuable pursuant to options exercisable within 60 days of July 31, 1996 and 16,666 shares issuable upon completion of this offering. Mr. Fournier is Vice President, Sales and Field Operations of the Company.
(11) Includes 16,666 shares issuable pursuant to options exercisable within 60 days of July 31, 1996. Mr. Ruffolo is Vice President, Marketing of the Company.
(12) Includes 16,666 shares issuable upon completion of this offering. Mr. Printer is Vice President, Finance and Administration, Chief Financial Officer and Secretary of the Company.
(13) Includes 15,333 shares issuable pursuant to options exercisable within 60 days of July 31, 1996. Mr. Cardin is Vice President and Chief Technology Officer of the Company.
(14) Includes 147,746 shares issuable pursuant to options exercisable within 60 days of July 31, 1996 and 175,049 shares issuable upon completion of this offering, respectively.
(15) Includes 260 shares issuable pursuant to options exercisable within 60 days of July 31, 1996. Mr. Nelson is an employee of the Company.

(16) Includes 200 shares issuable pursuant to options exercisable within 60 days of July 31, 1996. Mr. Hossley is an employee of the Company.
(17) Includes 260 shares issuable pursuant to options exercisable within 60 days of July 31, 1996. Mr. Bailey is an employee of the Company.
(18) Reflects beneficial ownership of shares issuable pursuant to warrants acquired in connection with equipment lease transactions between the Company and Comdisco.
(19) Reflects beneficial ownership of shares issuable pursuant to warrants acquired in connection with bank line of credit transactions extended by Silicon Valley Bank to the Company.
(20) Includes 21,836 shares issuable pursuant to options exercisable within 60 days of July 31, 1996. Mr. Wood was the former Chief Financial Officer of the Company.
(21) Includes 13,033 shares issuable pursuant to options exercisable within 60 days of July 31, 1996. Mr. Feldman is an employee of the Company.
(22) Includes 3,033 shares issuable pursuant to options exercisable within 60 days of July 31, 1996. Mr. Kimmel is an employee of the Company.
(23) Reflects beneficial ownership of share issuable pursuant to warrants acquired in connection with equipment lease transactions between the Company and First Portland Corporation.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value.

COMMON STOCK

  As of July 31, 1996, there were 7,702,618 shares of Common Stock outstanding held of record by approximately 104 stockholders. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive, conversion, subscription or other rights. There are no redemption or sinking funds provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be outstanding upon completion of this offering will be fully paid and non-assessable.

PREFERRED STOCK

  The Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon such Preferred Stock, including dividend rights, conversion rights, terms of redemption, liquidation preference sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

REGISTRATION RIGHTS

  The holders (or their permitted transferees) of approximately 5,539,494 shares of Common Stock ("Holders") are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended (the "Securities Act"). If the Company proposes to register its Common Stock, subject to certain exceptions, under the Securities Act, the Holders are entitled to notice of the registration and are entitled to include, at the Company's expense, such shares therein, provided that the managing underwriter has the right to limit the number of such shares included in the registration. These rights will not apply to this offering. In addition, certain of the Holders may require the Company at its expense on no more than four occasions to file a registration statement under the Securities Act with respect to their shares of Common Stock. Such rights may not be exercised until 180 days after the completion of this offering.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

  The Company is governed by the provisions of Section 203 of the Delaware Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could have the effect of delaying, deferring or preventing a change in control of the Company.

  The Company's Certificate of Incorporation and Bylaws also require that, effective upon the closing of this offering, any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board, the Chief Executive Officer of the Company or by any person or persons holding shares representing at least 10% of the outstanding capital stock. The Company's Certificate of Incorporation also specifies that the authorized number of directors may be changed only by resolution of the Board of Directors. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

CALIFORNIA FOREIGN CORPORATION LAW


  Pursuant to section 2115 ("Section 2115") of the California General Corporation Law (the "California GCL"), under certain circumstance certain provisions of the California GCL may be applied to foreign corporations qualified to do business in California notwithstanding the law of the jurisdiction where the corporation is incorporated. Such corporations are referred to herein as "quasi-California" corporations. Section 2115 is applicable to foreign corporations which have more than half of their voting stock held by stockholders residing in California and more than half of their business deriving from California, measured at the end of the Company's fiscal year. If the Company were determined to be a quasi-California corporation, it would have to comply with California law with respect to, among other things, elections of directors and distributions to stockholders. Under the California GCL, a corporation is prohibited from paying dividends unless (i) the retained earnings of the corporation immediately prior to the distribution equals or exceeds the amount of the proposed distribution; or (ii) (a) the assets of the corporation (exclusive of certain non-tangible assets) equal or exceed 1 times its liabilities (exclusive of certain liabilities), and (b) the current assets of the corporation at least equal its current liabilities, but if the average pre-tax net earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed 1 times its current liabilities. Following this offering, the Company may become exempt from the application of Section 2115 in the event that more than half of the voting stock is held by stockholders with residences outside of California.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's Common Stock is Norwest Shareholder Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale described below, sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  Upon completion of this offering, the Company will have outstanding an aggregate of 10,202,618 shares of Common Stock, assuming (i) the exercise of warrants to purchase 1,133,351 shares of Common Stock on a cashless basis resulting in the issuance of 995,671 shares of Common Stock, (ii) no exercise of the Underwriters' over-allotment option and (iii) no exercise of options to purchase 1,488,291 shares of Common Stock outstanding as of July 31, 1996. Of these shares, the 3,750,000 shares of Common Stock sold in this offer will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act ("Affiliates"). The remaining 6,452,618 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below. As a result of the contractual restrictions described below and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows: (i) approximately 31,867 Restricted Shares will be eligible for immediate sale on the date of this Prospectus; (ii) approximately 83,633 Restricted Shares will be eligible for sale beginning 90 days after the date of the Prospectus; (iii) approximately 5,291,393 Restricted Shares (plus approximately 603,531 shares of Common Stock issuable to employees and consultants pursuant to stock options that are then vested) will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus; and (iv) the remaining 1,045,721 Restricted Shares will be eligible for sale beginning October 1997 upon expiration of their two-year holding period.

  Upon completion of this offering, the holders of approximately 5,856,138 shares of Common Stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by Affiliates) immediately upon the effectiveness of such registration.

  The Company's officers, directors and certain stockholders have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, directly or indirectly offer, sell, contract to sell or otherwise dispose of approximately 6,239,488 shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the 180-day period commencing on the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of Hambrecht & Quist LLC, directly or indirectly offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during such 180-day period except for the sale of the shares of Common Stock in this offering, the issuance of options and shares of Common Stock pursuant to employee benefit plans set forth in this Prospectus, and the issuance of shares of Common Stock upon exercise of warrants or options presently outstanding. Any shares subject to the lock-up agreements may by released at any time without notice by Hambrecht & Quist LLC.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, an Affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years will be entitled to sell in any three-month period a number of shares that does not exceed greater of (i) one percent of the then outstanding shares of the Company's Common Stock or (ii) the average weekly trading volume of the Company's Common Stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice, and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least three years is entitled to sell such shares under Rule 144(k) without regard to the limitations described above.

  The Securities and Exchange Commission has proposed certain amendments to Rule 144 that would reduce by one year the holding periods required for shares subject to Rule 144 and Rule 144(k) to become eligible for resale in the public market. This proposal, if adopted, would substantially increase the number of shares of Common Stock eligible for immediate resale following the expiration of the lock-up agreements described above. No assurance can be given concerning whether or when the proposal will be adopted by the Commission.

  An employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus. In addition, non-Affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

  The Company intends to file a registration statement under the Securities Act covering shares of Common Stock reserved for issuance under the Company's Stock Plans and Purchase Plan. Based on the number of options outstanding and options and shares reserved for issuance at July 31, 1996, such registration statement would cover approximately 2,627,146 shares. Such registration statement is expected to be filed and to become effective as soon as practicable after the date hereof. Shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock up agreements described above. See "Management."

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below through their representatives, Hambrecht & Quist LLC, Prudential Securities Incorporated and Wessels, Arnold & Henderson, L.L.C., have severally agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock:

                                                                        NUMBER
        NAME                                                           OF SHARES
        ----                                                           ---------
        Hambrecht & Quist LLC.........................................
        Prudential Securities Incorporated............................
        Wessels, Arnold & Henderson, L.L.C. ..........................
                                                                       ---------
        Total......................................................... 3,750,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

  The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $        per share. The Underwriters may allow, and such dealers may
re-allow, a concession not in excess of $        per share to certain other
dealers. The Underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority. After the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

  Certain Selling Stockholders have granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 562,500 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the table above bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

  The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

  The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

  The Company's officers and directors and certain stockholders have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, directly or indirectly, offer, sell or otherwise dispose of 6,239,488 shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock during the 180-day period commencing on the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of Hambrecht & Quist LLC, directly or indirectly, sell, offer, or otherwise dispose of any shares of Common Stock, or any securities convertible into, exchangeable or exercisable for shares of Common Stock during such 180-day period except for the sale of the shares of Common Stock in this offering, the issuance of options and shares of Common Stock pursuant to employee benefit plans set forth in this Prospectus, and the issuance of shares of Common Stock upon exercise of warrants or options presently outstanding. Hambrecht & Quist LLC in its sole discretion may release any of the shares subject to the lock-up at any time without notice.

  H&Q Peerless Investors, L.P., a fund associated with Hambrecht & Quist LLC, will beneficially own 178,549 shares, or 1.8%, of the outstanding capital stock of the Company upon the closing of this offering. H&Q Adobe Ventures Management L.P., a fund associated with Hambrecht & Quist LLC, will beneficially own 596,840 shares, or 5.8%, of the outstanding capital stock of the Company, upon the closing of this offering. Hambrecht & Quist LLC disclaims beneficial ownership of the shares held by H&Q Adobe Ventures Management L.P.

  Prior to this offering, there has been no public market for the Company's Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company, the Selling Stockholders and the Underwriters. Among the factors considered in determining the initial public offering price will be the market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward Castro Huddleson & Tatum, Palo Alto, California ("Cooley Godward"). Certain legal matters related to the offering will be passed upon for the Underwriters by Fenwick & West LLP, Palo Alto, California. As of the date of this Prospectus, certain members of Cooley Godward beneficially owned 14,919 shares of Common Stock of the Company.

                                    EXPERTS

  The statements of operations for the years ended December 31, 1993, 1994 and 1995 and for the one month period ended January 31, 1996 and the balance sheets at December 31, 1994 and 1995 and January 31, 1996 included in this Prospectus and in the Registration Statement of which this Prospectus is a part have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus concerning the contents of any contract or any other document are necessarily summaries of such contracts or documents, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and the exhibits filed as a part thereof. A copy of the Registration Statement, including exhibits thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission. In addition, the Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Web site is: http://www.sec.gov.

                          PEERLESS SYSTEMS CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

Report of Coopers & Lybrand L.L.P., Independent Accountants................. F-2
Balance Sheets.............................................................. F-3
Statements of Operations.................................................... F-4
Statements of Stockholders' Deficit......................................... F-5
Statements of Cash Flows.................................................... F-6
Notes to Financial Statements............................................... F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Peerless Systems Corporation

We have audited the accompanying balance sheets of Peerless Systems Corporation as of December 31, 1994 and 1995 and January 31, 1996, and the related statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1995 and the one month period ended January 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peerless Systems Corporation at December 31, 1994 and 1995 and January 31, 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and the one month period ended January 31, 1996, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

Newport Beach, California
July 25, 1996

                          PEERLESS SYSTEMS CORPORATION

                                 BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                 DECEMBER 31,                        PRO FORMA
                                 ------------- JANUARY 31, APRIL 30, APRIL 30,
                                  1994   1995     1996       1996      1996
                                 ------ ------ ----------- --------- ---------
                                                               (UNAUDITED)
             ASSETS
Current assets:
  Cash and cash equivalents..... $  393 $1,184   $  722     $  627
  Trade accounts receivable.....  2,481  1,746    2,013      2,665
  Unbilled receivables..........     11    211      245
  Prepaid expenses and other
   current assets...............    166    103      102         73
                                 ------ ------   ------     ------
    Total current assets........  3,051  3,244    3,082      3,365
Property and equipment, net.....    299    509      532        709
Other assets....................    191    432      427        459
                                 ------ ------   ------     ------
    Total assets................ $3,541 $4,185   $4,041     $4,533
                                 ====== ======   ======     ======
    LIABILITIES, REDEEMABLE
       PREFERRED STOCK AND
      STOCKHOLDERS' DEFICIT

Current liabilities:
  Line of credit.............  $  1,095                      $    500  $    500
  Accounts payable...........       512  $    395  $    431       340       340
  Accrued wages..............       570       594       623       395       395
  Accrued compensated
   absences..................       315       352       310       354       354
  Other current liabilities..       305        74       209       240       240
  Obligations under capital
   leases, current portion...                 154       154       239       239
  Deferred rent, current
   portion...................       180        76        76        76        76
  Deferred revenue, current
   portion...................     3,266     3,906     3,887     3,673     3,673
                               --------  --------  --------  --------  --------
    Total current
     liabilities.............     6,243     5,551     5,690     5,817     5,817
Convertible notes payable....               3,070     3,070     3,070
Obligations under capital
 leases......................                 141       141       247       247
Deferred rent................       398       299       291       271       271
Deferred revenue.............     2,196       789       784       988       988
                               --------  --------  --------  --------  --------
                                  8,837     9,850     9,976    10,393     7,323
                               --------  --------  --------  --------  --------
Commitments and contingencies
 (Note 6)....................
Series A convertible,
 redeemable Preferred Stock,
 3,472 shares authorized,
 1,111 shares issued and
 outstanding at December 31,
 1994, 1995, January 31, 1996
 and April 30, 1996
 (aggregate liquidation value
 of $2,167, $1,667, $1,667
 and $1,667 at December 31,
 1994, 1995, January 31, 1996
 and April 30, 1996,
 respectively), no shares pro
 forma.......................     3,214     2,482     2,482     2,484
                               --------  --------  --------  --------
Series B convertible,
 redeemable Preferred Stock,
 6,400 shares authorized,
 1,501 shares issued and
 outstanding at December 31,
 1994, 1995, January 31, 1996
 and April 30, 1996
 (aggregate liquidation value
 of $2,327 at December 31,
 1994, 1995, January 31, 1996
 and April 30, 1996), no
 shares pro forma............     3,431     3,449     3,450     3,454
                               --------  --------  --------  --------
Stockholders' deficit:
  Preferred Stock, $.001 par
   value, 5,000 shares
   authorized, no shares
   issued or outstanding, pro
   forma.....................
  Common Stock, no par value
   ($.001 par value pro
   forma), 15,000 shares
   authorized (30,000 shares
   pro forma), 2,635, 2,837,
   2,837 and 2,837 shares
   issued and outstanding at
   December 31, 1994, 1995,
   January 31, 1996 and April
   30, 1996, respectively,
   6,656 shares pro forma....       238       508       508       508         7
  Additional paid-in capital.                 889       889       889    10,398
  Accumulated deficit........   (12,179)  (12,993)  (13,264)  (13,195)  (13,195)
                               --------  --------  --------  --------  --------
    Total stockholders'
     deficit.................   (11,941)  (11,596)  (11,867)  (11,798)   (2,790)
                               --------  --------  --------  --------  --------
    Total liabilities and
     stockholders' deficit...  $  3,541  $  4,185  $  4,041  $  4,533  $  4,533
                               ========  ========  ========  ========  ========

    The following notes are an integral part of these financial statements.

                          PEERLESS SYSTEMS CORPORATION

                            STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                          YEARS ENDED DECEMBER
                                  31,                          THREE MONTHS ENDED
                         ------------------------  MONTH ENDED -------------------
                                                   JANUARY 31, MARCH 31, APRIL 30,
                          1993     1994     1995      1996       1995      1996
                         -------  -------  ------  ----------- --------- ---------
                                                                   (UNAUDITED)
Revenues:
 Product licensing...... $ 1,586  $ 4,394  $4,774     $ 329     $1,224    $1,013
 Engineering services
  and maintenance.......   3,655    4,942   5,639       396      1,146     2,318
                         -------  -------  ------     -----     ------    ------
  Total revenues........   5,241    9,336  10,413       725      2,370     3,331
                         -------  -------  ------     -----     ------    ------
Cost of revenues:
 Product licensing......     341      218     143         5         43        33
 Engineering services
  and maintenance.......   5,095    5,457   5,111       564      1,147     1,615
                         -------  -------  ------     -----     ------    ------
  Total cost of
   revenues.............   5,436    5,675   5,254       569      1,190     1,648
                         -------  -------  ------     -----     ------    ------
  Gross margin..........    (195)   3,661   5,159       156      1,180     1,683
                         -------  -------  ------     -----     ------    ------
Operating expenses:
 Research and
  development...........   1,766    1,767   2,088       127        512       422
 Sales and marketing....   1,656    1,878   2,142       156        483       597
 General and
  administrative........   1,048    1,000   1,293       119        304       500
                         -------  -------  ------     -----     ------    ------
  Total operating
   expenses.............   4,470    4,645   5,523       402      1,299     1,519
                         -------  -------  ------     -----     ------    ------
Income (loss) from
 operations.............  (4,665)    (984)   (364)     (246)      (119)      164
Interest expense, net...      96      118     176        17         35        71
                         -------  -------  ------     -----     ------    ------
Income (loss) before
 provision for income
 taxes..................  (4,761)  (1,102)   (540)     (263)      (154)       93
Provision for income
 taxes..................      63      124      99         7         14        18
                         -------  -------  ------     -----     ------    ------
  Net income (loss)..... $(4,824) $(1,226) $ (639)    $(270)    $ (168)   $   75
                         =======  =======  ======     =====     ======    ======
Pro forma information
 (unaudited):
 Pro forma net income
  (loss) per share......                   $(0.08)                        $ 0.02
                                           ======                         ======
 Pro forma weighted
  average number of
  common and common
  equivalent shares
  outstanding...........                    7,090                          7,762
                                           ======                         ======



  The following notes are an integral part of the these financial statements.

                          PEERLESS SYSTEMS CORPORATION

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                 (IN THOUSANDS)

                            COMMON STOCK
                          ----------------
                                           ADDITIONAL                 TOTAL
                          NUMBER OF         PAID-IN   ACCUMULATED STOCKHOLDERS'
                           SHARES   AMOUNT  CAPITAL     DEFICIT      DEFICIT
                          --------- ------ ---------- ----------- -------------
Balances, December 31,
 1992....................   2,555    $192              $ (5,678)    $ (5,486)
  Issuance of common
   stock for cash........      62      13                                 13
  Repurchase of common
   stock for cash........     (17)     (3)                                (3)
  Net loss...............                                (4,824)      (4,824)
  Increase in redemption
   value of Series A and
   Series B Preferred
   Stock.................                                  (228)        (228)
                            -----    ----              --------     --------
Balances, December 31,
 1993....................   2,600     202               (10,730)     (10,528)
  Issuance of common
   stock for cash........      35      36                                 36
  Net loss...............                                (1,226)      (1,226)
  Increase in redemption
   value of Series A and
   Series B Preferred
   Stock.................                                  (223)        (223)
                            -----    ----              --------     --------
Balances, December 31,
 1994....................   2,635     238               (12,179)     (11,941)
  Issuance of common
   stock for cash........     202     270                                270
  Net loss...............                                  (639)        (639)
  Increase in redemption
   value of Series A and
   Series B Preferred
   Stock.................                                  (175)        (175)
  Decrease in redemption
   value of Series A
   Preferred Stock.......                     $889                       889
                            -----    ----     ----     --------     --------
Balances, December 31,
 1995....................   2,837     508      889      (12,993)     (11,596)
  Net loss...............                                  (270)        (270)
  Increase in redemption
   value of Series A and
   Series B Preferred
   Stock.................                                    (1)          (1)
                            -----    ----     ----     --------     --------
Balances, January 31,
 1996....................   2,837     508      889      (13,264)     (11,867)
  Net income (unaudited).                                    75           75
  Increase in redemption
   value of Series A and
   Series B Preferred
   Stock (unaudited).....                                    (6)          (6)
                            -----    ----     ----     --------     --------
Balances, April 30, 1996
 (unaudited).............   2,837    $508     $889     $(13,195)    $(11,798)
                            =====    ====     ====     ========     ========

    The following notes are an integral part of these financial statements.

                          PEERLESS SYSTEMS CORPORATION

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                           YEARS ENDED DECEMBER 31,                 THREE MONTHS ENDED
                          ----------------------------              -------------------
                                                        MONTH ENDED
                                                        JANUARY 31, MARCH 31, APRIL 30,
                            1993      1994      1995       1996       1995      1996
                          --------  --------  --------  ----------- --------- ---------
                                                                        (UNAUDITED)
Cash flows from
 operating activities:
 Net income (loss)......  $ (4,824) $ (1,226) $   (639)   $ (270)    $ (168)    $  75
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided (used) by
  operating activities:
  Depreciation and
   amortization.........       147       156       203        15         32        91
  Loss on sale of
   property and
   equipment............        18
  Changes in operating
   assets and
   liabilities:
   Trade accounts
    receivable..........      (760)     (917)      735      (267)       635      (651)
   Unbilled receivables.       152        26      (200)      (34)        11       244
   Prepaid expenses and
    other current
    assets..............        (6)       46        63         1          4        29
   Other assets.........       (63)       30      (241)        5        (29)      (32)
   Accounts payable.....      (216)      119      (117)       36       (283)      (90)
   Accrued wages........       134        88        24        29       (156)     (228)
   Accrued compensated
    absences............       150       121        37       (42)       (35)       44
   Other current
    liabilities.........       168       192      (231)      135        (47)       31
   Deferred rent........       473      (200)     (203)       (8)       (45)      (20)
   Deferred revenue.....     3,088       994      (767)      (24)       671       (10)
                          --------  --------  --------    ------     ------     -----
    Net cash provided
     (used) by operating
     activities.........    (1,539)     (571)   (1,336)     (424)       590      (517)
                          --------  --------  --------    ------     ------     -----
Cash flows from
 investing activities:
 Purchases of property
  and equipment.........       (79)      (39)      (47)      (38)       (16)      (35)
 Proceeds from sale of
  property and
  equipment.............         5
                          --------  --------  --------    ------     ------     -----
    Net cash used by
     investing
     activities.........       (74)      (39)      (47)      (38)       (16)      (35)
                          --------  --------  --------    ------     ------     -----
Cash flows from
 financing activities:
 Principal payments of
  long-term debt........       (61)      (74)
 Proceeds from issuance
  of common stock.......        13        36       270                   38
 Repurchase of common
  stock.................        (3)
 Proceeds from issuance
  of convertible notes
  payable...............                         3,070
 Net proceeds from
  issuance of Series B
  Preferred Stock.......     1,970
 Net (payments)
  borrowings on line of
  credit................       (75)      270    (1,095)                  55       500
 Payments on obligations
  under capital leases..                           (71)                           (43)
                          --------  --------  --------    ------     ------     -----
    Net cash provided by
     financing
     activities.........     1,844       232     2,174                   93       457
                          --------  --------  --------    ------     ------     -----
    Net increase
     (decrease) in cash
     and cash
     equivalents........       231      (378)      791      (462)       667       (95)
Cash and cash equiva-
 lents, beginning of pe-
 riod...................       540       771       393     1,184        393       722
                          --------  --------  --------    ------     ------     -----
Cash and cash equiva-
 lents, end of period...  $    771  $    393  $  1,184    $  722     $1,060     $ 627
                          ========  ========  ========    ======     ======     =====

                                                                     (Continued)

    The following notes are an integral part of these financial statements.

                          PEERLESS SYSTEMS CORPORATION

                                 (IN THOUSANDS)

                                 YEARS ENDED
                                 DECEMBER 31,               THREE MONTHS ENDED
                               ---------------- MONTH ENDED -------------------
                                                JANUARY 31, MARCH 31, APRIL 30,
                                1993  1994 1995    1996       1995      1996
                               ------ ---- ---- ----------- --------- ---------
                                                                (UNAUDITED)
Supplemental disclosure of
 cash flow information:
 Cash paid during the year
  for:
  Income taxes................ $   63 $124 $111     $--        $--       $ 9
                               ====== ==== ====     ===        ===       ===
  Interest.................... $  103 $119 $175     $--        $36       $18
                               ====== ==== ====     ===        ===       ===
Supplemental schedule of
 noncash investing and
 financing activities:
 Increase in redemption value
  of Series A and Series B
  Preferred Stock............. $  228 $223 $175     $ 1        $56       $ 6
                               ====== ==== ====     ===        ===       ===
 Conversion of accrued
  interest on convertible
  notes to shares of Series B
  Preferred Stock............. $   27
                               ======
 Conversion of convertible
  notes to shares of Series B
  Preferred Stock............. $1,408
                               ======
 Decrease in redemption value
  of Series A Preferred Stock.             $889
                                           ====
 Software and equipment
  acquired under capital lease
  obligations.................             $366
                                           ====


    The following notes are an integral part of these financial statements.

                         PEERLESS SYSTEMS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization:

  Peerless Systems Corporation ("Peerless" or the "Company") was incorporated in the State of California in April 1982. Peerless develops and licenses embedded imaging software and supporting hardware technologies and provides custom engineering services to Original Equipment Manufacturers ("OEMs"), located primarily in the United States and Japan. These OEMs sell monochrome printers, as well as multifunction products which combine printer, fax and scanner capabilities.

  History of Operating Losses; Accumulated Deficit:

  The Company recognized net losses of $1,226 and $639 for the fiscal years ended December 31, 1994 and 1995, respectively, and recognized net income of $75 for the three months ended April 30, 1996. Losses have resulted in an accumulated deficit of $13,195 as of April 30, 1996. Management plans to enhance the Company's cash flows from operations by obtaining license fees upon the signing of new contracts, and obtaining add-on and new product contracts with existing and new customers, supplemented with additional external funding, if necessary. In May 1996, management successfully renegotiated its line of credit which resulted in covenants that management believes are achievable.

  Use of Estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Property and Equipment:

  Property and equipment, including any assets under capital leases, are stated at cost, less accumulated depreciation and amortization. Depreciation on property and equipment is calculated using the straight-line method over estimated useful lives of 5-10 years, and over the lesser of the term of the lease or the estimated useful life of the leasehold improvements and assets under capital leases. Maintenance and repairs are expensed as incurred, while renewals and betterments are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation or amortization, and any resulting gain or loss is included in operations.

  Capitalization of Software Development Costs:

  The Company follows the working model approach to determine technological feasibility of its products. Costs that are incurred subsequent to establishing technological feasibility are immaterial and, therefore, the Company expenses all costs associated with the development of its products as such costs are incurred.

  Revenue Recognition:

  Revenue from the licensing of source code of the Company's standard products to customers is recognized upon shipment and customer acceptance. Recurring licensing revenue is recognized on a royalty basis generally when the Company's OEM customers ship their products incorporating Peerless' technology to their end-user customers.

  The Company also enters into engineering services contracts with OEMs to provide research and development work to adapt the Company's standard products to the OEM's specific hardware and software requirements. Revenue on such contracts is recognized over the course of the development work on a percentage-of-completion basis. The Company provides for any anticipated losses on such contracts in the period in which such losses are first determinable.

                         PEERLESS SYSTEMS CORPORATION

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Deferred revenue consists of prepayments of recurring licensing royalties, and payments billed to customers in advance of revenue recognized on engineering services contracts. Unbilled receivables arise when the revenue recognized on a contract exceeds invoices to customers under those contracts.

  Research and Development Costs:

  Research and development costs are expensed as incurred.

  Income Taxes:

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes." Under this method, deferred income taxes are recognized for the tax consequences in future years resulting from differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred income tax assets and liabilities.

  Net Loss Per Common Share:

  Net loss per common share is based on reported net loss, with such reported net loss adjusted for accretion of the Series A and B Preferred Stock and interest on convertible notes payable. The resulting amount is presented in the table below as loss applicable to common stock.

  Net loss per share is computed based upon the weighted average number of common shares outstanding adjusted for certain shares issuable under other equity securities computed in accordance with Securities and Exchange Commission Staff Accounting Bulletin ("SAB") Topic 4-D. The SAB requires that common stock issued by the Company, at prices less than the per share initial public offering price, in the twelve months immediately preceding a proposed public offering plus the number of common equivalent shares that become issuable during the same period pursuant to the issuance of warrants or grant of stock options (using the treasury stock method), convertible notes payable or other potentially dilutive instruments with per share exercise prices below the per share initial public offering price be included in the calculation of common stock and common stock equivalent shares as if they were outstanding for all periods presented.

                         PEERLESS SYSTEMS CORPORATION

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

                                   YEARS ENDED DECEMBER 31,                     THREE MONTHS ENDED
                          ------------------------------------------------  ----------------------------
                                                                              MARCH 31,      APRIL 30,
                               1993             1994            1995            1995            1996
                          ---------------  ---------------  --------------  --------------  ------------
                                                                             (UNAUDITED)    (UNAUDITED)
                                    PER              PER             PER             PER            PER
                          AMOUNT   SHARE   AMOUNT   SHARE   AMOUNT  SHARE   AMOUNT  SHARE   AMOUNT SHARE
                          -------  ------  -------  ------  ------  ------  ------  ------  ------ -----
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Reported net income
 (loss).................  $(4,824)         $(1,226)         $ (639)         $ (168)         $   75
Adjustment for accretion
 of Series A and B
 Preferred Stock and
 interest on convertible
 notes..................     (228)            (223)           (130)            (56)             48
                          -------          -------          ------          ------          ------
Net income (loss)
 applicable to common
 stock and net income
 (loss) per common share
 and common equivalent
 share..................   (5,052) $(1.17)  (1,449) $(0.33)   (769) $(0.17)   (224) $(0.05)    123 $0.02
                          =======  ======  =======  ======  ======  ======  ======  ======  ====== =====
Weighted average number
 of:
 Common shares..........    2,556            2,600           2,667           2,661           2,838
 Common equivalent
  shares................    1,776            1,776           1,776           1,776           2,279
                          -------          -------          ------          ------          ------
Weighted average common
 shares and common
 equivalent shares
 outstanding............    4,332            4,376           4,443           4,437           5,117
                          =======          =======          ======          ======          ======

  Primary and fully diluted earnings per share do not differ.

  Pro Forma Net Income (Loss) Per Share and Unaudited Pro Forma Stockholders'
Deficit:

  Pro forma net income (loss) per share has been computed as described above and also gives effect, even if antidilutive, to common equivalent shares from convertible Series A and B Preferred Stock that will automatically convert upon the closing of the Company's initial public offering (using the if-converted method). If the offering contemplated by this Prospectus is consummated, all of the convertible Series A and B Preferred Stock and convertible notes payable outstanding as of the closing date will automatically be converted into an aggregate of 2,647 and 1,170 shares of common stock, respectively.

  Unaudited pro forma stockholders' deficit at April 30, 1996, as adjusted for the assumed conversion of the Series A and Series B Preferred Stock and convertible notes payable, is disclosed on the balance sheet.

  Common Stock Options:

  In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 defines a fair value based method of accounting for an employee stock option. Fair value of the stock option is determined by considering factors such as the exercise price, the expected life of the option, the current price of the underlying stock and its volatility, expected dividends on the stock and the risk-free interest rate for the expected term of the option. Under the fair value based method, compensation cost is measured as of the grant date based on the fair value of the award and is recognized over the service period. A company may elect to adopt SFAS No. 123 or elect to continue accounting for its stock option or similar equity awards using the intrinsic method, where compensation cost is measured at the date of grant based on the excess of the market value of the underlying stock over the exercise price. If a company elects not to adopt SFAS No. 123, then it must provide pro forma disclosure of net income and net income per share, as if the fair value based method had been applied. The Company does not intend to adopt SFAS No. 123 and will provide the required pro forma disclosure.

                         PEERLESS SYSTEMS CORPORATION

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Statements of Cash Flows:

  For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Interim Financial Information:

  The financial information at April 30, 1996 and for the three-month periods ended March 31, 1995 and April 30, 1996 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Results of the April 30, 1996 period are not necessarily indicative of the results for the entire year.

  Change in Fiscal Year-End:

  The Company changed its fiscal year-end from December 31 to January 31, effective in the year beginning February 1, 1996. The results of operations for the one month transition period ended January 31, 1996 is presented herein.

2. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following:

                                                       DECEMBER 31,
                                                       -------------   APRIL 30,
                                                       1994    1995      1996
                                                       -----  ------  -----------
                                                                      (UNAUDITED)
   Computers and other equipment.....................  $ 789  $  798    $  858
   Furniture.........................................    111     118       118
   Leasehold improvements............................     23      23        34
   Software under capital lease obligations..........            115       156
   Equipment under capital lease obligations.........            251       444
                                                       -----  ------    ------
                                                         923   1,305     1,610
     Less, accumulated depreciation and amortization.   (624)   (796)     (901)
                                                       -----  ------    ------
                                                       $ 299  $  509    $  709
                                                       =====  ======    ======

3. LINE OF CREDIT:

  The Company has a revolving line of credit with a bank, collateralized by all of the Company's assets, other than those subject to lease financing agreements. The maximum amount available under the line of credit is the lesser of $1,500 or a percentage of the Company's outstanding accounts receivable and current royalty receivables, which amount was $726 at December 31, 1995 (unaudited: $1,435 at April 30, 1996). The interest rate on this line of credit is the bank's prime interest rate plus 2% (an effective rate of 10.5% at December 31, 1995 [unaudited: 10.25% at April 30, 1996]). Under the terms of this agreement, which expires in May 1997, the Company is required to maintain compliance with certain financial ratios, the most restrictive of which is a current ratio (as defined in the agreement) of 1:1, and to recognize net income each fiscal quarter beginning July 31, 1996.

                         PEERLESS SYSTEMS CORPORATION

4. OBLIGATIONS UNDER CAPITAL LEASES:

  Obligations under capital leases consisted of the following:

                                                       DECEMBER 31,  APRIL 30,
                                                           1995        1996
                                                       ------------ -----------
                                                                    (UNAUDITED)
   Obligations under capital leases with terms of
    eighteen months, bearing an effective interest
    rate of 26.97%, payable in monthly payments of
    principal and interest ranging from $3 to $5,
    expiring on various dates through October 1997,
    and collateralized by the software under lease....    $  83        $100
   Obligations under capital leases with terms of
    three years, bearing effective interest rates
    ranging from 16.53% to 17.87%, payable in monthly
    payments of principal and interest ranging from $1
    to $3, expiring on various dates through 1999, and
    collateralized by the equipment under lease.......      212         386
                                                          -----        ----
                                                            295         486
   Less, current portion..............................     (154)       (239)
                                                          -----        ----
                                                          $ 141        $247
                                                          =====        ====

  Total required minimum lease payments under capital leases in the calendar years subsequent to December 31, 1995 and in the aggregate are as follows:

      FOR THE YEARS ENDING DECEMBER 31,
      ---------------------------------
           1996................................................................... $198
           1997...................................................................  120
           1998...................................................................   42
                                                                                   ----
             Total minimum lease payments.........................................  360
               Less, amount representing interest.................................  (65)
                                                                                   ----
                 Net minimum lease payments under capital lease................... $295
                                                                                   ====

5. CONVERTIBLE NOTES PAYABLE:

  In December 1992, the Company issued $1,408 of convertible notes payable in exchange for cash. The notes carried an annual interest rate of 4%. The notes and related accrued interest were converted into shares of the Company's Series B Preferred Stock in June 1993 at $2.33 per share.

  In October 1995, the Company issued 7.00% Senior Convertible Subordinated Debentures ("Debentures"), to holders of the Company's Preferred Stock, with an aggregate principal amount of $3,070 and a maturity date of June 1, 2001. The Debentures bear interest at a rate of 7% per annum with interest due June 1 and December 1 of each year. The Debentures are convertible, at the option of the holder, to shares of common stock at a specified conversion price of $2.63 per common share, subject to dilution adjustments. The Debentures are subordinate to all bank indebtedness. The Debentures will automatically convert upon the effective date of a registration statement relating to a public offering of at least $10,000 of the Company's common stock under the Securities Act of 1933.

                         PEERLESS SYSTEMS CORPORATION

5. CONVERTIBLE NOTES PAYABLE--(CONTINUED)

  If the Company receives requests for redemption on or prior to May 1, 1999 from the holders of a majority in aggregate principal amount of the Debentures and obtains the appropriate consents from the preferred stockholders, all Debentures will be redeemed at the rate of one-third of the then outstanding principal plus accrued and unpaid interest on each of the following three redemption dates: June 1, 1999, 2000 and 2001. The Company is not required to set up a sinking fund for the redemption.

  As of December 31, 1995 and January 31, 1996, total outstanding principal was $3,070 and the Company had not received redemption requests from the holders.

6. COMMITMENTS AND CONTINGENCIES:

  Operating Leases:

  The Company leases its offices and certain operating equipment under operating leases that expire through 2001.

  Future minimum rental payments under long-term operating leases are as follows:

      FOR THE YEARS ENDING DECEMBER 31,
      ---------------------------------
           1996............................................................... $  886
           1997...............................................................    701
           1998...............................................................    620
           1999...............................................................    620
           2000...............................................................    620
           Thereafter.........................................................    155
                                                                               ------
              Total........................................................... $3,602
                                                                               ======

  Total rental expense was $1,160, $916 and $1,059 for the years ended December 31, 1993, 1994 and 1995, respectively. Unaudited: Rental expense was $204 for the three months ended April 30, 1996.

  Concentration of Credit Risk:

  At December 31, 1994 and 1995, the Company had cash on deposit at a bank that was in excess of federally-insured limits. The aggregate excess amount was $300 and $1,164, respectively. Unaudited: The aggregate excess amount at April 30, 1996 was $682.

  The Company's credit risk in accounts receivable, which are generally not collateralized, is concentrated with customers which are OEMs of laser printers and printer peripheral technologies. The accounting loss, should a customer be unable to meet its obligation to the Company, would be equal to the recorded accounts receivable. At December 31, 1994 and 1995, two customers represented 79% and 50% of total receivables, respectively. For the years ended December 31, 1993, 1994 and 1995, two customers represented 40%, 45% and 41%, respectively, of product licensing revenues, and four customers represented 64%, 81% and 94%, respectively, of engineering services revenues.

  Unaudited: At April 30, 1996, two customers represented 65% of total receivables. For the three months ended April 30, 1996, two customers represented 68% of product licensing revenues and four customers represented 63% of engineering services revenues.

                          PEERLESS SYSTEMS CORPORATION

7. INCOME TAXES:

  The income tax provision consists of:

                                                                   YEARS ENDED
                                                                   DECEMBER 31,
                                                                  --------------
                                                                  1993 1994 1995
                                                                  ---- ---- ----
   Current:
     Federal..................................................... $--  $ -- $--
     State.......................................................  --    --  --
     Foreign.....................................................  63   124  99
                                                                  ---  ---- ---
                                                                   63   124  99
                                                                  ---  ---- ---
   Deferred:
     Federal.....................................................  --    --  --
     State.......................................................  --    --  --
     Foreign.....................................................  --    --  --
                                                                  ---  ---- ---
                                                                   --    --  --
                                                                  ---  ---- ---
                                                                  $63  $124 $99
                                                                  ===  ==== ===

  The foreign tax provision is comprised of foreign withholding taxes on license fees and royalty payments.

  Temporary differences that give rise to the deferred tax provision consist of:

                                                             YEARS ENDED
                                                            DECEMBER 31,
                                                        -----------------------
                                                         1993     1994    1995
                                                        -------  -------  -----
   Property and equipment.............................. $     9  $    11  $  19
   Accrued liabilities.................................      61       40     42
   Deferred revenue....................................   1,337      431   (332)
   Deferred expenses...................................      33       87     43
   Tax credit carryforwards............................            1,401    253
   Net operating loss carryforwards....................     447      (92)   317
   Other...............................................      (2)     (36)    (3)
                                                        -------  -------  -----
                                                          1,885    1,842    339
   Valuation allowance.................................  (1,885)  (1,842)  (339)
                                                        -------  -------  -----
     Net deferred income taxes......................... $    --  $    --  $  --
                                                        =======  =======  =====

                         PEERLESS SYSTEMS CORPORATION

7. INCOME TAXES--(CONTINUED)

  Temporary differences which give rise to deferred income tax assets and liabilities are as follows at December 31:

                                                                1994     1995
                                                               -------  -------
   Deferred tax assets:
     Accrued liabilities...................................... $   108  $   150
     Deferred revenue.........................................   2,365    2,033
     Deferred expenses........................................     120      163
     Tax credit carryforwards.................................   1,401    1,654
     Net operating loss carryforwards.........................   1,757    2,074
     Other....................................................       3
                                                               -------  -------
       Total deferred tax assets..............................   5,754    6,074
   Deferred tax liability:
     Property and equipment...................................     (49)     (30)
                                                               -------  -------
       Subtotal...............................................   5,705    6,044
   Valuation allowance........................................  (5,705)  (6,044)
                                                               -------  -------
       Net deferred income taxes.............................. $    --  $    --
                                                               =======  =======

  The Company periodically evaluates the sufficiency of its deferred tax asset valuation allowance, which is adjusted as deemed appropriate based on operating results.

  The provision (benefit) for income taxes differs from the amount that would result from applying the federal statutory rate as follows:

                                                           YEARS ENDED
                                                          DECEMBER 31,
                                                        ---------------------
                                                        1993    1994    1995
                                                        -----   -----   -----
   Statutory regular federal income tax rate........... (34.0)% (34.0)% (34.0)%
   Foreign provision...................................   1.3    11.2    18.3
   Nondeductible expenses..............................   1.2     1.1     3.2
   Foreign tax and research and experimentation
    credits............................................  (3.7)  (74.4)  (23.4)
   Change in federal valuation allowance...............  39.6   108.4    55.7
   Other...............................................  (3.1)   (1.1)   (1.5)
                                                        -----   -----   -----
                                                          1.3%   11.2%   18.3%
                                                        =====   =====   =====

  As of December 31, 1995, the Company had net operating loss carryforwards for federal and state purposes of approximately $5,299 and $2,932, respectively. The net operating loss carryforwards begin expiring in 2005 and 1997, respectively. The Company has research and experimentation credit carryforwards for federal and state purposes of approximately $840 and $460, respectively. The research and experimentation credits begin to expire in 2000 for federal purposes. The Company also has foreign tax credits of approximately $355 for federal purposes, which begin to expire in 1996.

8. CONVERTIBLE, REDEEMABLE PREFERRED STOCK:

  The Company has authorized 15,000 shares of Preferred Stock, of which 1,736 are designated as Series A Preferred Stock, 1,736 are designated as Series A1 Preferred Stock, 3,200 are designated as Series B Preferred Stock, 3,200 are designated as Series B1 Preferred Stock, and 5,128 are undesignated.

                         PEERLESS SYSTEMS CORPORATION

8. CONVERTIBLE, REDEEMABLE PREFERRED STOCK--(CONTINUED)

  During 1991, the Company issued 1,111 shares of Series A Preferred Stock at a price of $2.25 per share in exchange for $2,500 of cash, less $51 of offering expenses.

  Shares of Series A Preferred Stock are convertible into the Company's common stock at a rate of $2.22 per share of common stock, subject to anti-dilution adjustments. Conversion into the Company's common stock may occur at any time at the holder's option, but will automatically occur upon the effective date of a registration statement relating to a public offering of at least $10,000 of the Company's common stock under the Securities Act of 1933.

  Holders of Series A Preferred Stock are entitled to a noncumulative annual dividend of $0.18 per share, payable only when and as declared by the Board of Directors out of legally available funds.

  Until October 1995, the Company was required to redeem all shares of Series A Preferred Stock in three equal installments on June 1, 1997, 1998 and 1999 upon the request of a majority of the holders of the outstanding Series A Preferred Stock received prior to May 1, 1997. The redemption amount was based on $2.25 per share of Common Stock plus a redemption premium equal to $0.045 per share times the number of calendar quarters that elapsed between March 31, 1991 and the date of redemption. As a result of this provision for a redemption premium, the Company recorded the incremental increases in Series A Preferred Stock and charged the like amount to Accumulated Deficit.

  As a result of an amendment of the Company's Articles of Incorporation in 1995, the Series A Preferred Stock redemption dates were changed to June 1, 1999, 2000 and 2001, redeemable upon the request of a majority of the holders of the outstanding Series A Preferred Stock received prior to April 1, 1999 and consent of the holders of a majority of the then outstanding principal amount of the Debentures (Note 5). All redemption premiums relating to Series A Preferred Stock were retroactively eliminated. As a result of this amendment, $889 of accumulated incremental increases to Series A Preferred Stock relating to redemption premiums, including $200, $200 and $150 recognized in 1993, 1994 and 1995, respectively, was added to Additional Paid-In Capital and charged to Series A Preferred Stock in 1995. The Company is continuing to accrete for the difference between the carrying values and the redemption values of its Series A and B Preferred Stock.

  During 1993, the Company issued 1,501 shares of Series B Preferred Stock at a per share price of $2.33 in exchange for $1,435 of convertible notes payable, including $27 of accrued interest, and $2,055 of cash, less $85 of offering expenses.

  The Company's Series B Preferred Stock has substantially the same rights, privileges and restrictions as those of Series A Preferred Stock. Shares of Series B Preferred Stock are convertible into the Company's common stock at a rate of $2.30 per share of common stock, subject to anti-dilution adjustments, and also automatically convert into common stock upon the effective date of a registration statement relating to a public offering of at least $10,000 of the Company's common stock under the Securities Act of 1933.

  In the event of a liquidation, holders of Series A Preferred Stock, and Series B Preferred Stock would be entitled to receive a distribution equal to $2.25 per share and $2.33 per share, respectively, plus all declared but unpaid dividends. Holders of common stock would then participate in the distribution to the extent of $1,250 on a pro rata basis. Thereafter, proceeds would be allocated among the holders of common stock and Series A and Series B Preferred Stock, with the Preferred Stock being treated on an as-converted basis.

                         PEERLESS SYSTEMS CORPORATION

8. CONVERTIBLE, REDEEMABLE PREFERRED STOCK--(CONTINUED)

  Holders of Series A Preferred Stock and Series B Preferred Stock vote as separate classes from common stock with respect to elections of the Board of Directors, and participate in other voting rights of the Company with Preferred Stock being treated on an as-converted basis. Preferred Stock is transferable in certain circumstances, subject to a right of first refusal by the other holders of Preferred Stock.

9. COMMON STOCK, WARRANTS AND STOCK OPTIONS:

  Common Stock:

  The Company has reserved shares of common stock at December 31, 1995 as follows:

      Series A and A1 Preferred Stock..................................... 1,736
      Series B and B1 Preferred Stock..................................... 2,779
      Conversion of warrants.............................................. 1,538
      Stock option plans.................................................. 1,783
      Conversion of notes payable......................................... 1,771
                                                                           -----
        Total............................................................. 9,607
                                                                           =====

  In 1994, the Company adopted an Employee Stock Purchase Plan, under which employees were offered the opportunity to purchase shares of common stock at a price of $1.43 per share. Pursuant to this plan which terminated in December 1995, 159 shares of common stock were issued. In addition, not related to this plan, during 1994 and 1995, the Company issued 33 and 27 shares, respectively, of common stock at a price of $1.43 per share to certain employees.

  Warrants:

  The Company has issued warrants to purchase common and preferred stock in connection with various financing transactions, as follows:

                                                            PER
                                                           SHARE
                                                NUMBER OF EXERCISE  EXPIRATION
      STOCK CLASS                                SHARES    PRICE      DATE(1)
      -----------                               --------- --------  ----------
      Common(2)................................     67     $4.50   December 1996
      Common(3)................................    517     $1.13   July 1997
      Common(4)................................     27     $1.13   December 1997
      Common(4)................................     13     $2.55   December 1997
      Common(5)................................    365     $1.13   December 1998
      Common(6)................................     31     $1.13   February 2003
      Common(7)................................      5     $2.97   December 1998
      Series A Preferred(8)....................     32     $2.25   July 2001
      Series B Preferred(6)....................     75     $2.33   February 2003

                         PEERLESS SYSTEMS CORPORATION

9. COMMON STOCK, WARRANTS AND STOCK OPTIONS--(CONTINUED)
- --------
(1) All warrants, except the Series A and Series B Preferred Stock warrants, expire on the earlier of the above dates or the closing date of an initial public offering of the Company's common stock. The Series A Preferred Stock warrants expire on the earlier of July 2001 or five years after the closing date of an initial public offering of the Company's common stock. The Series B Preferred Stock warrants expire on the earlier of September 2003 or five years after the closing date of an initial public offering of the Company's common stock.
(2) During 1991, the Company issued warrants to purchase these shares in connection with the Series A Preferred Stock transaction.
(3) During 1993, the Company issued warrants to purchase 125 shares in connection with a convertible note payable transaction. The Company had previously issued warrants to purchase 125 shares in connection with the same transaction and warrants to purchase 267 shares in connection with a loan guarantee transaction.
(4) During 1993 and 1994, the Company issued warrants to purchase 27 and 13 shares, respectively, in connection with bank line of credit transactions.
(5) During 1993, the Company issued warrants to purchase these shares in connection with the Series B Preferred Stock transaction.
(6) During 1993, the Company issued warrants to purchase these shares in connection with an equipment lease transaction.
(7) During 1995, the Company issued warrants to purchase these shares in connection with an equipment lease transaction.
(8) During 1991, the Company issued warrants to purchase these shares in connection with an equipment lease transaction.

  At December 31, 1994, 1995 and (unaudited) at April 30, 1996, no warrants had been exercised, and there was no imputed value associated with any of the outstanding warrants due to deemed immateriality.

  Stock Option Plans:

  During 1992, the Board of Directors authorized a nonstatutory stock option program for the purpose of granting options to purchase a total of 222 shares of the Company's common stock to employees. The Board of Directors reduced the number of shares authorized to 133 during 1994. Options vest annually, pro rata over a five-year period, retroactive to the date of hire for each recipient.
  The following represents option activity under the nonstatutory stock option plan:

                                         YEARS ENDED
                                         DECEMBER 31,        THREE MONTHS
                                        ----------------    ENDED APRIL 30,
                                        1993  1994  1995         1996
                                        ----  ----  ----    ---------------
                                                          (UNAUDITED)
   Options outstanding at beginning of
    period............................  222    94    88        65
   Options exercised..................  (61)  --    (13)      --
   Options forfeited..................  (67)   (6)  (10)      --
                                        ---   ---   ---       ---
   Options outstanding at end of
    period............................   94    88    65        65
                                        ===   ===   ===       ===

  At December 31, 1994 and 1995, unexercised stock options to purchase 49 and 46 shares, respectively, were vested and no shares were available for granting. With respect to the options to acquire 65 shares of common stock outstanding at December 31, 1995, per share exercise prices are $0.21 and $0.53. There was no stock option activity under this plan during the month of January 1996.

                         PEERLESS SYSTEMS CORPORATION

9. COMMON STOCK, WARRANTS AND STOCK OPTIONS--(CONTINUED)

  During 1992, the Board of Directors authorized the 1992 Stock Option Plan for the purpose of granting options to purchase the Company's common stock to employees, directors and consultants. The Board of Directors determines the form, term, option price and conditions under which each option becomes exercisable. Options to purchase a total of 1,055 shares of common stock have been authorized by the Board under this plan.

  The following represents option activity under the 1992 Stock Option Plan:

                                         YEARS ENDED
                                         DECEMBER 31,        THREE MONTHS
                                        ----------------    ENDED APRIL 30,
                                        1993  1994  1995         1996
                                        ----  ----  ----    ---------------
                                                          (UNAUDITED)
   Options outstanding at beginning of
    period............................  147   188   309       774
   Options granted....................  115   137   503       202
   Options exercised..................   (1)   (2)   (3)      --
   Options forfeited..................  (73)  (14)  (35)      (33)
                                        ---   ---   ---       ---
   Options outstanding at end of
    period............................  188   309   774       943
                                        ===   ===   ===       ===

  Options were granted at a per share exercise price of $0.53 during the year ended December 31, 1993 and at per share exercise prices ranging from $0.53 to $1.43 and $1.43 to $1.65 during the years ended December 31, 1994 and 1995, respectively. There was no stock option activity under this plan during the month of January 1996.

  At December 31, 1994 and 1995, unexercised stock options to purchase 79 and 162 shares, respectively, were vested and 411 and 277 shares were available for granting, respectively.

  During the years ended December 31, 1993, 1994 and 1995 and (unaudited) the three months ended April 30, 1996, no compensation had been recorded on the granting of any options, as such option prices equaled or exceeded the then per share fair market value of the Company's common stock.

10. PROFIT-SHARING PLAN:

  The Company has a profit-sharing plan which is available for all employees age 21 or over. Employer contributions are at the discretion of the Company. No employer contributions were made during the years ended December 31, 1993, 1994 and 1995. Unaudited: No employer contribution was made during the three months ended April 30, 1996.

11. RELATED PARTIES:

  During 1993, 1994 and 1995, the Company recognized revenues of $229, $623 and $707, respectively, from transactions with a holder of Series B Preferred Stock. Unaudited: Such revenues for the three-month period ended April 30, 1996 were $725. At December 31, 1994 and 1995, the Company owed this related party $25 and $0, respectively, which was included in accounts payable. At December 31, 1994 and 1995, the Company had $1,465 and $1,689, respectively, of deferred revenue relating to license fees prepaid by this related party.
Unaudited: The amount of deferred revenue relating to license fees prepaid by this related party at April 30, 1996 was $1,159.

                         PEERLESS SYSTEMS CORPORATION

12. INTERNATIONAL OPERATIONS:

  The Company's revenues are derived from the following geographic regions:

                                       YEARS ENDED DECEMBER
                                                31,          THREE MONTHS ENDED
                                       --------------------- -------------------
                                                             MARCH 31, APRIL 30,
                                        1993   1994   1995     1995      1996
                                       ------ ------ ------- --------- ---------
                                                                 (UNAUDITED)
United States......................... $3,680 $6,940 $ 6,139  $1,514    $2,249
Japan.................................  1,193  2,253   4,221     845     1,032
Other.................................    368    143      53      11        50
                                       ------ ------ -------  ------    ------
                                       $5,241 $9,336 $10,413  $2,370    $3,331
                                       ====== ====== =======  ======    ======

13. SUBSEQUENT EVENTS (UNAUDITED):

  On July 25, 1995 the Board of Directors approved a 2-for-3 reverse split of all outstanding common stock, Series A and Series B Preferred Stock, stock options and warrants. All share and per share amounts have been adjusted to give retroactive effect to this reverse split for all periods presented.

  Prior to the closing of the public offering pursuant to the Company's registration statement filed with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public, the Company plans to reincorporate in the state of Delaware, change the par value of its common stock to $0.001 per share and increase its authorized number of shares of common stock to 30,000 and decrease its authorized number of shares of Preferred Stock to 5,000. The pro forma balance sheet at April 30, 1996 includes the effect of this change

  During the period May 1, 1996 to July 25, 1996, the Company granted options to purchase 502 shares of its common stock at per share exercise prices ranging from $3.30 to $9.00. The Company anticipates recognizing deferred compensation expense of $452 for the difference between the exercise price and the deemed fair value of the Company's common stock at the date of grant for these options. Of the total deferred expense, the Company anticipates that $27 will be recognized as a compensation expense during the three months ended July 31, 1996. The remaining deferred compensation expense will be amortized over the vesting periods of the options, which range from 2 to 60 months.

[Description: The image will depict the color, multifunction and networked monochrome markets targeted by the Company, and display logos of selected OEM customers of the Company.]


      TARGET NETWORKED            TARGET MULTIFUNCTION
     MONOCHROME MARKET                   MARKET                  TARGET COLOR MARKET
     -----------------            --------------------           -------------------
 . low cost networkable       . lower cost networkable      . networkable color laser
  office laser printers        inkjet and laser-based        printers
                               MFPs to high speed
                               copier-based MFPs
 . 1 to 40 pages per          . 1 to 40 pages per           . 1 to 10 color pages
  minute                       minute                        per minute
 . 600 to 1200 dots           . 600 to 1200 dots            . 600 to 1200 dots
  per inch                     per inch                      per inch
 . gray scale support         . multitasking support for    . contone color quality
                               print, copy, fax and
                               scan features
 . multiprotocol network      . multiprotocol network       . multiprotocol network
  support                      support                       support


  Peerless markets complete solutions for the networked monochrome, multifunction product and, in the future, color printer markets. The Company has designed its embedded imaging technology with a modular architecture that addresses a broad spectrum of digital document product technologies and that may be tailored to individual OEM requirements. The Company offers its OEMs the flexibility to add functionality, such as networking support, languages or multifunction features or, in the future, color, to their products as their needs dictate. As a result, the Company provides OEMs with the ability to offer a broadened array of digital document products, further leveraging their core investment in the Company's imaging solution.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER
 PERSON HAS BEEN AUTHORIZED TO
 GIVE ANY INFORMATION OR TO MAKE
 ANY REPRESENTATIONS OTHER THAN
 THOSE CONTAINED IN THIS PROSPEC-
 TUS AND, IF GIVEN OR MADE, SUCH
 INFORMATION OR REPRESENTATIONS
 MUST NOT BE RELIED UPON AS HAV-
 ING BEEN AUTHORIZED BY THE COM-
 PANY, ANY SELLING STOCKHOLDER OR
 ANY OF THE UNDERWRITERS. THIS
 PROSPECTUS DOES NOT CONSTITUTE
 AN OFFER TO SELL OR A SOLICITA-
 TION OF AN OFFER TO BUY TO ANY
 PERSON IN ANY JURISDICTION IN
 WHICH SUCH OFFER OR SOLICITATION
 WOULD BE UNLAWFUL OR TO ANY PER-
 SON TO WHOM IT IS UNLAWFUL. NEI-
 THER THE DELIVERY OF THIS PRO-
 SPECTUS NOR ANY OFFER OR SALE
 MADE HEREUNDER SHALL, UNDER ANY
 CIRCUMSTANCES, CREATE ANY IMPLI-
 CATION THAT THERE HAS BEEN NO
 CHANGE IN THE AFFAIRS OF THE
 COMPANY OR THAT THE INFORMATION
 CONTAINED HEREIN IS CORRECT AS
 OF ANY TIME SUBSEQUENT TO THE
 DATE HEREOF.

                                --------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
  Prospectus Summary......................................................   3
  Risk Factors............................................................   5
  Use of Proceeds.........................................................  13
  Dividend Policy.........................................................  13
  Capitalization..........................................................  14
  Dilution................................................................  15
  Selected Financial Data.................................................  16
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations..........................................................  17
  Business................................................................  24
  Management..............................................................  37
  Certain Transactions....................................................  44
  Principal and Selling Stockholders......................................  45
  Description of Capital Stock............................................  48
  Shares Eligible for Future Sale.........................................  50
  Underwriting............................................................  52
  Legal Matters...........................................................  53
  Experts.................................................................  53
  Additional Information..................................................  53
  Index to Financial Statements........................................... F-1

                                  -----------

  UNTIL       , 1996 (25 DAYS AF-
 TER THE DATE OF THIS PROSPEC-
 TUS), ALL DEALERS EFFECTING
 TRANSACTIONS IN THE COMMON
 STOCK, WHETHER OR NOT PARTICI-
 PATING IN THIS DISTRIBUTION, MAY
 BE REQUIRED TO DELIVER A PRO-
 SPECTUS. THIS IS IN ADDITION TO
 THE OBLIGATIONS OF DEALERS TO
 DELIVER A PROSPECTUS WHEN ACTING
 AS UNDERWRITERS AND WITH RESPECT
 TO THEIR UNSOLD ALLOTMENTS OR
 SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


                               3,750,000 SHARES

                                     LOGO

                                 COMMON STOCK

                                --------------

                                  PROSPECTUS

                                --------------

                               HAMBRECHT & QUIST

                      PRUDENTIAL SECURITIES INCORPORATED

                          WESSELS, ARNOLD & HENDERSON

                                           , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee, the NASD filing fee and the Nasdaq National Market application fee.

      Registration fee................................................ $ 19,333
      NASD filing fee.................................................    6,106
      Nasdaq National Market application fee..........................   43,000
      Blue sky qualification fee and expenses.........................   15,000
      Printing and engraving expenses.................................  110,000
      Legal fees and expenses.........................................  250,000
      Accounting fees and expenses....................................  175,000
      Transfer agent and registrar fees...............................   10,000
      Miscellaneous...................................................  221,561
                                                                       --------
      Total........................................................... $850,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws also provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent not prohibited by Delaware law.

  The Registrant's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

  The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

  The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

  ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since June 30, 1993, the Registrant has sold and issued the following unregistered securities:

    (1) In June, July and October 1993, the Registrant issued an aggregate of 1,501,177 shares of Series B Preferred Stock convertible into 1,520,800 shares of Common Stock and warrants to purchase an aggregate of 615,635 shares Common Stock to a group of accredited investors for cash in the aggregate amount of $2,055,004 and the cancellation of convertible promissory notes in the aggregate principal amount of $1,407,950.

    (2) In September 1993, the Registrant issued a warrant to purchase 75,268 shares of Series B Preferred Stock, at an exercise price of $2.33 per share, in connection with the execution and delivery of a Master Lease Agreement dated as of July 9, 1991, Equipment Schedule #VL-3 and #VL-4, and related Summary Equipment Schedules.

    (3) In November 1993, the Registrant issued a warrant to purchase 26,666 shares of Common Stock, at an exercise price of $1.13 per share, in connection with bank line of credit transactions.

    (4) In June 1994, the Registrant issued a warrant to purchase 13,333 shares of Common Stock, at an exercise price of $2.55 per share, in connection with bank line of credit transactions.

    (5) In December 1994 and January 1995, the Registrant issued an aggregate of 59,459 shares of Common Stock, pursuant to the Deferred Compensation Stock Purchase Plan, for $84,729.55.

    (6) In February 1995, the Registrant issued a warrant to purchase 4,333 shares of Common Stock, at an exercise price of $2.97 per share, in connection with equipment lease transactions.

    (7) In October 1995, the Registrant issued 7.00% Convertible Debentures in the aggregate principal amount of $3,070,000 (the "Debentures"). The Debentures are convertible into 1,169,522 shares of Common Stock at a conversion price of $2.63 per share.

    (8) In December 1995, the Registrant issued an aggregate of 159,545 shares of Common Stock, pursuant to the Employee Stock Purchase Plan, for an aggregate of $227,352.10.

    (9) As of July 31, 1996, the Registrant granted incentive stock options and nonstatutory stock options to employees, directors and consultants covering an aggregate of 1,872,040 shares of the Registrant's Common Stock, at a weighted average exercise price of $1.90 per share. Options to purchase 1,502,743 shares are currently outstanding. Options to purchase 250,899 shares of Common Stock have been canceled or have lapsed without being exercised. The Registrant has sold 118,398 shares of its Common Stock to employees, directors and consultants pursuant to exercise of stock options. Options to purchase 838,855 shares remained available for grant.

    The sale and issuance of securities in the transactions described in paragraphs (1) through (4), (6) and (7) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) adopted thereunder. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends are affixed to the stock certificate issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

    The sale and issuance of securities in the transactions described in paragraphs (5), (8) and (9) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder, in that they were issued either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

  ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS.

 EXHIBIT
 NUMBER                          DESCRIPTION OF DOCUMENT
 -------                         -----------------------
  1.1*   Form of Underwriting Agreement.
  3.1    Restated Articles of Incorporation of the Registrant.
  3.2*   Form of Certificate of Incorporation of the Registrant to be effective upon the closing of the offering.
  3.3    Bylaws of the Registrant.
         Bylaws of the Registrant to be effective upon the closing of the
  3.4*   offering.
  4.1    Reference is made to Exhibits 3.1 through 3.4.
  5.1*   Opinion of Cooley Godward Castro Huddleson & Tatum.
 10.1    Form of Indemnity Agreement.
 10.2    1992 Stock Option Plan.
 10.3    1996 Equity Incentive Plan.
 10.4    Form of Incentive Stock Option.
 10.5    Form of Nonstatutory Stock Option.
 10.6    1996 Employee Stock Purchase Plan.
 10.7+   Third Party Development and License Agreement (the "Adobe Third Party
         License") dated September 18, 1992 between the Registrant and Adobe
         Systems Incorporated ("Adobe").
         Reference Post Appendix #2 to the Adobe Third Party License dated
 10.8+   February 11, 1993.
 10.9    Amendment No. 1 to Adobe Third Party License, dated November 29, 1993.
 10.10+  PCL Development and License Agreement (the "PCL License"), dated June
         14, 1993, between the Registrant and Adobe.
 10.11+  Amendment No. 1 to the PCL License dated October 31, 1993.
 10.12+  Letter Modification to the PCL License dated August 5, 1994.
 10.13+  Addendum No. 1 to the PCL License dated March 31, 1995.
 10.14+  Letter Modification to the PCL License dated August 30, 1995.
 10.15   Lease Agreement between the Company and Continental Development
         Corporation, dated February 6, 1992, and Addendum, dated February 6,
         1992.
 10.16*  Amended and Restated Investor Rights Agreement, dated October 6, 1995.
 10.17*  Employment Agreement with Lauren Shaw.
 10.18*  Employment Agreement with Edward Gavaldon.
 23.1    Consent of Coopers & Lybrand L.L.P.
 23.2*   Consent of Cooley Godward Castro Huddleson & Tatum. Reference is made to Exhibit 5.1.
 24.1    Power of Attorney. Reference is made to page II-5.
 27      Financial Data Schedule.

- --------
* To be filed by amendment.
+ Confidential treatment requested

  (B) FINANCIAL STATEMENT SCHEDULES.

  All schedules are omitted because they are not required, they are not applicable or the information is already included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Act, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, County of Los Angeles, State of California, on the 1st day of August, 1996.

                                          PEERLESS SYSTEMS CORPORATION

                                          By:  /s/ Edward A. Gavaldon
                                             ----------------------------------
                                             Edward A. Gavaldon President and
                                            Chief Executive Officer (Principal
                                                    Executive Officer)

                               POWER OF ATTORNEY

  Each person whose signature appears below constitutes and appoints Edward A. Gavaldon and Lauren L. Shaw his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-1, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


             SIGNATURES                        TITLE                 DATE
             ----------                        -----                 ----

      /s/ Edward A. Gavaldon           President, Chief         August 1, 1996
- -------------------------------------   Executive Officer
         Edward A. Gavaldon             and Director
                                        (Principal
                                        Executive Officer)

         /s/ Hoshi Printer             Vice President,          August 1, 1996
- -------------------------------------   Finance and
            Hoshi Printer               Administration,
                                        Chief Financial
                                        Officer and
                                        Secretary
                                        (Principal
                                        Financial and
                                        Accounting Officer)

       /s/ Robert G. Barrett           Director                 August 1, 1996
- -------------------------------------
          Robert G. Barrett

        /s/ Robert L. North            Director                 August 1, 1996
- -------------------------------------
           Robert L. North

        /s/ Lauren L. Shaw             Director                 August 1, 1996
- -------------------------------------
           Lauren L. Shaw

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                          DESCRIPTION OF DOCUMENT
 -------                         -----------------------
  1.1*   Form of Underwriting Agreement.
  3.1    Restated Articles of Incorporation of the Registrant.
  3.2*   Form of Certificate of Incorporation of the Registrant to be effective upon the closing of the offering.
  3.3    Bylaws of the Registrant.
  3.4*   Bylaws of the Registrant to be effective upon the closing of the offering.
  4.1    Reference is made to Exhibits 3.1 through 3.4.
  5.1*   Opinion of Cooley Godward Castro Huddleson & Tatum.
 10.1    Form of Indemnity Agreement.
 10.2    1992 Stock Option Plan.
 10.3    1996 Equity Incentive Plan.
 10.4    Form of Incentive Stock Option.
 10.5    Form of Nonstatutory Stock Option.
 10.6    1996 Employee Stock Purchase Plan.
 10.7+   Third Party Development and License Agreement (the "Adobe Third Party
         License") dated September 18, 1992 between the Registrant and Adobe
         Systems Incorporated ("Adobe").
 10.8+   Reference Post Appendix #2 to the Adobe Third Party License dated
         February 11, 1993.
 10.9    Amendment No. 1 to Adobe Third Party License, dated November 29, 1993.
 10.10+  PCL Development and License Agreement (the "PCL License"), dated June
         14, 1993, between the Registrant and Adobe.
 10.11+  Amendment No. 1 to the PCL License dated October 31, 1993.
 10.12+  Letter Modification to the PCL License dated August 5, 1994.
 10.13+  Addendum No. 1 to the PCL License dated March 31, 1995.
 10.14+  Letter Modification to the PCL License dated August 30, 1995.
 10.15   Lease Agreement between the Company and Continental Development
         Corporation, dated February 6, 1992, and Addendum, dated February 6,
         1992.
 10.16*  Amended and Restated Investor Rights Agreement, dated October 6, 1995.
 10.17*  Employment Agreement with Lauren Shaw.
 10.18*  Employment Agreement with Edward Gavaldon.
 23.1    Consent of Coopers & Lybrand L.L.P.
 23.2*   Consent of Cooley Godward Castro Huddleson & Tatum. Reference is made to Exhibit 5.1.
 24.1    Power of Attorney. Reference is made to page II-5.
 27      Financial Data Schedule.

- --------
* To be filed by amendment.
+ Confidential treatment requested